Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REE AUTOMOTIVE LTD.,

SPARK MERGER SUB INC.,

and

10X CAPITAL VENTURE ACQUISITION CORP,

DATED AS OF FEBRUARY 3, 2021

(i)

(ii)

Exhibits
EXHIBIT A Form of Articles Amendment
EXHIBIT B Form of Investors’ Rights Agreement
EXHIBIT C Form of Support Agreement
EXHIBIT D Conversion Factor
EXHIBIT E Sponsor Letter Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 3, 2021, by and among REE Automotive Ltd., a company organized under the laws of the State of Israel (the “Company”), Spark Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and 10X Capital Venture Acquisition Corp, a Delaware corporation (“SPAC”). Each of the Company, SPAC and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company, and was formed for the sole purpose of the Transactions.

WHEREAS, immediately prior to the Effective Time, (i) each Company Preferred Share will be converted into ordinary Company Ordinary Shares; provided, however, that after adoption of the Articles Amendment, every reference to Company Ordinary Shares shall mean Class A Ordinary Shares, par value NIS 0.01 each, of the Company in accordance with the Organizational Documents of the Company; (ii) immediately following such conversion, the Company shall effect a stock split of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.01(b); and (iii) immediately following such stock split, the Company shall issue Class B Ordinary Shares, par value NIS 0.01 each, of the Company (“Company Class B Shares”) to certain of its founders as described in Exhibit D (such stock split, together with the conversion of Company Preferred Shares and the issuance of the Company Class B Shares, the “Capital Restructuring”).

WHEREAS, immediately following the Capital Restructuring and at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended or restated from time to time (the “DGCL”), Merger Sub will merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which, SPAC will become a direct, wholly-owned subsidiary of the Company.

WHEREAS, at the Effective Time, each (i) share of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Shares”) shall be automatically converted into that number of shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Shares”) equal to the Class B Conversion Ratio Adjustment in accordance with the terms of the SPAC Certificate of Incorporation and that letter agreement, dated as of the date hereof, by and between SPAC, the Sponsor and the Company in the form attached hereto as Exhibit E (such letter agreement, the “Sponsor Letter Agreement” and such automatic conversion, the “SPAC Class B Conversion”) and, after giving effect to such automatic conversion at the Effective Time, as a result of the Merger, each issued and outstanding SPAC Class A Share shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one Company Ordinary Share and (ii) outstanding SPAC Warrant will automatically become a Company Warrant and all rights with respect to SPAC Class A Shares underlying the SPAC Warrants will be automatically converted into a warrant to purchase Company Ordinary Shares and thereupon assumed by the Company.

WHEREAS, concurrently with the execution hereof, certain investors (the “PIPE Investors”) have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase shares of SPAC Class A Stock from SPAC, as specified therein immediately prior to the Effective Time (the “PIPE Investment”).

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Articles of Association in substantially the form attached hereto as Exhibit A (with such changes as mutually agreed to by the parties to this Agreement, provided that SPAC’s consent shall not be unreasonably withheld, delayed or conditioned) (the “Articles Amendment”).

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt an incentive equity plan based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing (the “Incentive Equity Plan”) and an employee stock purchase plan based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing (the “ESPP”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended, among other things, the adoption and approval of, this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended the adoption and approval of this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including authorization of the Merger, by the shareholder of Merger Sub.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, in accordance with Applicable Legal Requirements, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”).

WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and its stockholders to enter into this Agreement and the Transaction Agreements to which it is a party, providing for the Merger and the other Transactions contemplated hereby and thereby; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including authorization of the Merger, by the SPAC Stockholders.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company, the Sponsor and certain Company Shareholders have entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) in substantially the form attached hereto as Exhibit B, to be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor will enter into: (i) a transaction support agreement, substantially in the form attached hereto as Exhibit C (the “Support Agreement”), pursuant to which, among other things, the Sponsor will agree, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger); and (ii) the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor will agree to the SPAC Class B Conversion Ratio Adjustment in lieu of the anti-dilution conversion formula set forth in the SPAC A&R Certificate of Incorporation and will agree to forfeiture of a certain number of Sponsor Shares if certain conditions are met, all as set forth in the Sponsor Letter Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement certain Company Shareholders will enter into the Support Agreement.

WHEREAS, in connection with the consummation of the Merger, SPAC and the Company will enter into an Intercompany Loan Agreement in a form reasonably mutually agreed upon between SPAC and the Company, pursuant to which SPAC will loan to the Company a portion of the cash held by SPAC (the “Intercompany Loan Agreement”).

WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval.

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (c) the transfer of SPAC Class A Shares by SPAC Stockholders pursuant to the Merger, other than by any SPAC Stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
The Closing Transactions

Section 1.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.02 Closing Statements.

(a) On the date of the SPAC Stockholders’ Meeting, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Class A Shares prior to the Closing pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (ii) SPAC’s good faith estimate of the amount of cash that will be in the Trust Account and the amount of SPAC Transaction Costs and Unpaid SPAC Liabilities as of the Closing; and (iii) the number of SPAC Class A Shares and SPAC Warrants to be outstanding as of immediately prior to the Effective Time and after giving effect to the SPAC Stockholder Redemptions and the SPAC Class B Conversion (such written notice of (i), (ii) and (iii), together, the “SPAC Closing Statement”), provided that if the Closing does not occur within five (5) Business Days of the SPAC Stockholders’ Meeting, SPAC shall deliver to the Company an updated SPAC Closing Statement. If the Company in good faith disagrees with any portion of the SPAC Closing Statement, then the Company may deliver a notice of such disagreement to SPAC until the second (2nd) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”). The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Pre-Closing Notice of Disagreement.

(b) On the date following the date of the SPAC Stockholders’ Meeting, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs and (ii) the number of Company Ordinary Shares that will be issued and outstanding immediately following the Company Preferred Share Conversion and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until the second (2nd) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”). The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in the SPAC Pre-Closing Notice of Disagreement.

Section 1.03 Closing Deliverables.

(a) At the Closing, SPAC shall:

(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Stockholder Redemptions pursuant to Section 6.10;

(ii) pay, or cause to be paid, all SPAC Transaction Costs and Unpaid SPAC Liabilities to the applicable payees, to the extent not paid prior to the Closing;

(iii) deliver to the Company the Intercompany Loan Agreement, duly executed by SPAC; and

(iv) deliver to the Company an executed resignation from each director and officer listed on Schedule 1.03(a)(iv) of the SPAC Disclosure Letter.

(b) At the Closing, the Company shall deliver to SPAC:

(i) a copy of the Articles Amendment, ready for immediate filing with the Israeli Registrar of Companies, to take place within fourteen (14) days following the Closing Date;

(ii) the Intercompany Loan Agreement, duly executed by the Company; and

(iii) a certificate, dated as of the Closing Date and signed by an officer the Company, certifying as to copies of resolutions and actions taken by the Company and the Company Shareholders, as applicable, in connection with the approval of this Agreement and the Transactions.

Article II
Transactions

Section 2.01 Pre-Closing Transactions.

(a) Company Preferred Share Conversion. On the Closing Date, immediately prior to the Stock Split and the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares in accordance with the Company’s Organizational Documents (the “Company Preferred Share Conversion”).

(b) Stock Split. Immediately following the Company Preferred Share Conversion but prior to the Effective Time, each Company Ordinary Share (and for the avoidance of doubt, any option, warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the Effective Time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Conversion Factor (the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.

Section 2.02 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” means the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 2.03 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of the Company.

Section 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (the “Surviving Company Charter”), except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 6.11(a)) or by Applicable Legal Requirements.

Section 2.06 Directors and Officers of the Surviving Company. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Merger Sub immediately prior to the Effective Time, until any such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. Immediately prior to the Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one-half of one (0.5) SPAC Public Warrant, provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.07.

(b) SPAC Shares.

(i) On the Closing Date, immediately prior to the Effective Time, the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities.

(ii) At the Effective Time, each issued and outstanding SPAC Class A Share (other than any Excluded Shares, but including the newly issued PIPE Shares) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each SPAC Class A Share, one (1) Company Ordinary Share after giving effect to the Capital Restructuring (the “Merger Consideration”), following which, each SPAC Class A Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as provided herein or by Applicable Legal Requirements. The Company shall use reasonable best efforts to cause the Company Ordinary Shares issued pursuant to this Section 2.07(b)(ii) to be issued in book-entry form as of the Effective Time.

(c) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.0001 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(d) SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms. Such newly issued Company Warrant shall be substantially in the form of redeemable public warrants of SPAC which were sold as part of SPAC’s initial public offering, but in the name of the Company and exercisable for Company Ordinary Shares in lieu of SPAC capital stock, all as amended pursuant to the Amended and Restated Warrant Agreement.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Legal Requirements, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(f) Excluded Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Share”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(g) Adjustment to Merger Consideration. The Conversion Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing.

Section 2.08 Delivery of Merger Consideration.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Sections 2.07(a) through (d), which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that Continental Stock Transfer and Trust Company shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, Section 2.09), each SPAC Class A Share on the register of members of SPAC and the SPAC Class A Shares issuable immediately prior to the Effective Time.

(b) All Company Ordinary Shares delivered upon the exchange of SPAC Class A Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except as provided in this Agreement or by Applicable Legal Requirements.

Section 2.09 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements. If any such withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) if so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the written request of any Person with respect to which amounts were deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding).

Section 2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.11 Tax Treatment of the Merger. The Parties hereto intend that the Merger qualifies for the Intended Tax Treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in Applicable Legal Requirements; provided, for the avoidance of doubt, nothing in this Section 2.11 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

Article III
Representations and Warranties Regarding the Company And Merger Sub

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:

Section 3.01 Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the Applicable Legal Requirements of the State of Israel and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law, 1999 (the “Israeli Companies Law”)) by the Israeli Registrar of Companies, except to the extent that the failure to make such timely filing or pay such fees, or such designation, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary. Complete and correct copies of the Company’s Organizational Documents, including, to the Knowledge of the Company, any agreement between the shareholders of the Company (whether or not the Company is a party thereto), as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC or its representatives.

Section 3.02 Company Subsidiaries.

(a) The Company’s Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Applicable Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Organizational Documents of each Company Subsidiary have been made available to SPAC or its representatives.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.03 Capitalization.

(a) As of the execution of this Agreement, the authorized share capital of the Company consists of: (i) 13,936,366 Company Ordinary Shares, of which 1,695,458 Company Ordinary Shares were issued and outstanding; and (ii) 7,063,634 Company Preferred Shares, of which (A) 890,226 Company Preferred A Shares, (B) 290,128 Company Preferred A-1 Shares, (C) 2,224,276 Company Preferred B Shares, (D) 219,391 Company Preferred B-1 Shares, (E) 808,263 Company Preferred C Shares, (F) 618,818 Company Preferred D Shares, and (G) 32,889 Company Preferred D-1 Shares were issued and outstanding. All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share and Company Preferred Share, as applicable, has been issued in compliance in all material respects with: (x) Applicable Legal Requirements; and (y) the Company’s Organizational Documents (as in effect at the time such Company Ordinary Share and Company Preferred Share were issued). Schedule 3.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Ordinary Shares and Company Preferred Shares owned by each Company Shareholder, and the respective class(es) thereof, in each case, as of the execution of this Agreement.

(b) The authorized share capital of Merger Sub is Fifty Thousand Dollars ($50,000) divided into 500,000,000 Merger Sub Shares, each with a nominal or par value of $0.0001. As of the execution of this Agreement, only one Merger Sub Share is issued and outstanding. The sole outstanding Merger Sub Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by the Company.

(c) Except as otherwise set forth in this Section 3.03 or in Schedule 3.03(c) of the Company Disclosure Letter, there are no outstanding stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or Company Preferred Shares, or other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of Company Ordinary Shares or Company Preferred Shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its share capital. Except for the Company’s Organizational Documents, this Agreement and the Investors’ Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to Company Ordinary Shares.

(d)

(i) Except for the Company’s Key Employee Share Incentive Plan (2011) (the “Company Plan”), as of the execution of this Agreement, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. All Company Options granted under Section 102 of the ITO were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the ITO. Schedule 3.03(d) of the Company Disclosure Letter sets forth a list of all Company Options issued and outstanding as of the date hereof, including, with respect to each Company Option, (A) the names and addresses of the holder thereof; (B) the number of shares of Company Ordinary Shares issuable upon exercise or conversion of such Company Option; (C) the incentive equity plan or other agreement under which such Company Option was granted; (D) the date of grant, the exercise price, and the vesting schedule, including any acceleration provisions with respect thereto, as applicable, of such Company Option; (E) with respect to Company Options granted under Section 102, the date of deposit of such Company Option award agreement and the date of deposit of the applicable resolution of the board of directors of the Company with the Section 102 Trustee, and the term of such Company Option; and (F) whether or not such Company Option or Company Ordinary Share issued as a result of exercise of such Company Option is intended to qualify for any favorable tax treatment, for Israeli taxpayers under Section 3(i) or Section 102 and indicate the tax track under which it is intended to qualify. Except as set forth in Schedule 3.03(d) of the Company Disclosure Letter, no Company Option shall by its terms require an adjustment in connection with the transactions contemplated by this Agreement. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.03(d) of the Company Disclosure Letter, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with the transactions contemplated by this Agreement, shall result in (x) any acceleration of vesting or exercisability, whether or not contingent on the occurrence of any event after consummation of the transactions contemplated by this Agreement, in favor of any optionholder or (y) any additional benefits for any optionholder. The Company has made available to SPAC accurate and complete copies of the Company Options database, the Company Plan and each standard form of award agreement pursuant to which any Company Options was granted thereunder.

(ii) As of the execution of this Agreement, there were (A) 5,152,194 Company Ordinary Shares reserved for issuance or issued pursuant to outstanding options to purchase Company Ordinary Shares (the “Company Options”), of which 681,976 shares have been issued and exercised, 2,784,487 Company Ordinary Shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and (B) 1,685,731 Company Ordinary Shares remain available for future issuance of awards pursuant to the Company Plan. Except as provided in the immediately preceding sentence, except for Company Ordinary Shares issuable upon conversion of Company Preferred Shares, and except for Company Ordinary Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Company Ordinary Shares or Company Preferred Shares reserved for, or subject to, issuance.

(e) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company owns of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 3.03(e) of the Company Disclosure Letter; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 3.03(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(f) Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 3.03(f) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.04 Due Authorization. Each of the Company and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which they are a party (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.05. The execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of the Company and Merger Sub of the transactions (including the Merger) contemplated hereby and thereby have been duly and validly authorized by all requisite action, including approval by the respective board of directors of the Company and Merger Sub, the Merger Sub Stockholder Approval and, following receipt of the Company Shareholder Approval, the Company Shareholders, as required by Applicable Legal Requirements, and, other than the consents, approvals, authorizations and other requirements described in Section 3.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by each of the Company and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of SPAC) constitute the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company and Merger Sub (as applicable) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). Assuming that a quorum of a shareholders’ meeting (as determined pursuant to the Company’s Organizational Documents) is present, the affirmative votes of the Company Shareholders holding at least the number of Company Shares required to give the Company Shareholder Approval are the minimal votes of any of the Company’s share capital necessary in connection with entry into this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Closing.

Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05(b) and Section 4.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company and Merger Sub is a party by the Company and Merger Sub do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, the execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the transactions (including the Merger) contemplated hereby or thereby by the Company and Merger Sub, do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL.

Section 3.06 Legal Compliance; Approvals.

(a) Except as set forth on Schedule 3.06(a) of the Company Disclosure Letter, each of the Group Companies has during the past two (2) years complied in all respects with, and is not in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written, or to the Knowledge of the Company, oral notice of material non-compliance with any Applicable Legal Requirements has been received during the past two (2) years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Financial Statements.

(a) Set forth on Schedule 3.07(a) are: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and 2018, and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies for the twelve (12)-month periods ended December 31, 2019 and 2018 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet of the Group Companies as of September 30, 2020 and consolidated statements of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies as of and for the nine (9)-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.07(a) of the Company Disclosure Letter, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables and inventory are recorded accurately. None of the Group Companies nor, to the Knowledge of the Company, an independent auditor of the Group Companies has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (y) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (z) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.08 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since September 30, 2020 in the ordinary course of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between September 30, 2020 and the execution of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course, except as set forth on Schedule 3.09(a) of the Company Disclosure Letter or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, and (b) there has not been any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Litigation. As of the execution of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (c) no pending or, to the Knowledge of the Company, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (f) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such.

Section 3.11 Company Benefit Plans.

(a) Schedule 3.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan and denotes with an asterisk each material Non-U.S. Plan; provided, however, that Section 3.11(a) of the Company Disclosure Letter need only contain a list and need not list (i) any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Entity, or (ii) any employment agreement, offer letter or consulting agreement for an employee or service provider who is not an officer of the Company, and with respect to any employment agreement, offer letter or consulting agreement with an officer the Company, the Company Disclosure Letter need not list such agreement with an officer with annual base compensation less than One Hundred Fifty Thousand Dollars ($150,000) or that does not provide material transaction, change in control (excluding the acceleration of any equity or equity-based awards) or severance benefits in excess of Five Hundred Thousand Dollars ($500,000) (other than those required by applicable law). “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other agreement, arrangement, plan, policy or program (including any employment, consulting, bonus, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, fringe benefits vacation, sick, insurance, pension (including pension funds, managers’ insurance or similar funds, education fund, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement), medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, employee or other individual service provider, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability; provided that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder. “Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Entity.

(b) With respect to each material Company Benefit Plan listed on Schedule 3.11(a) of the Company Disclosure Letter, the Company has made available to SPAC or its representatives, to the extent applicable, true and correct copies of: (i) such Company Benefit Plan (other than such Company Benefit Plan required to be provided under Applicable Legal Requirements), including any amendments thereto, or a written summary of its material terms; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any material Company Benefit Plan during the past two (2) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each material Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any material Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by the applicable accounting standards; and (iii) neither the Company, nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) and no such “prohibited transaction” is reasonably expected to occur with respect to such material Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) Except for any such investigations, actions, suits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no investigations, actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened in writing and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such investigations, actions, suits or claims relating to any material Company Benefit Plan.

(f) Except for any such actions, suits or claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, pension, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Applicable Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(g) Except as set forth on Schedule 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s): (i) result in any material payment or material benefit becoming due to any current or former employee, contractor, director or other service provider of the Company or its subsidiaries or under any Company Benefit Plan; (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan; provided that the foregoing shall not include arrangements entered into by the Company in connection with the Transactions, including the Employment Agreements, the Incentive Equity Plan and the ESPP.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(i) Except as set forth on Schedule 3.11(i) of the Company Disclosure Letter, the Company maintains no obligations to gross-up, make-whole or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.12 Labor Relations.

(a) Except as set forth on Schedule 3.12(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Group Company is party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no Group Company is subject to, and no employee of the Group Companies benefits from, any extension order (’tzavei harchava’) except for extension orders which generally apply to all employees in Israel, (iii) no such agreement or such other arrangement is being negotiated by any Group Company, (iv) no labor union or any other employee representative body has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or the Company Subsidiaries, and (v) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority or entity.

(b) In the past two (2) years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving the Company involving any employee of the Company, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company is, and for the past three (3) years has been, in material compliance with all Applicable Legal Requirements relating to the employment of labor, including as relating to wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, working during rest days and holidays), enforcement of labor laws, child labor, discrimination, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Applicable Legal Requirement, collective bargaining, employment practice, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) Without limiting the generality of any of the above representations and except as set forth on Schedule 3.12(e) of the Company Disclosure Letter, the Company’s liabilities to present or former employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and material Company Benefit Plans are either fully funded or are accrued for on the Company’s financial statements as of the date of such financial statements. Section 14 of the Israel Severance Pay Law, 1963 (a “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(f) During the past two (2) years, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director or employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all Applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. During the past two (2) years, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party and the performance of the Company hereunder and thereunder do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(h) To the Knowledge of the Company, as of the execution of this Agreement, no employee of the Company who will be treated as an “executive officer” of the Company (as defined in Rule 3b-7 of the Exchange Act) has provided the Company written notice that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

Section 3.13 Anti-Trust.

(a) The Company or any Affiliated entity is not a Monopoly nor will it (or any Affiliated entity thereto) become a Monopoly or hold in aggregate a market share larger than fifty percent (50%) of the production, sale, marketing, or purchase of Particular or Similar Assets or a Particular or Similar Services in Israel following the Closing or as a result thereof. For the purposes of this Section 3.13, the terms “Particular or Similar Services”, “Particular or Similar Assets”, “Affiliated” and “Monopoly” shall have the meaning ascribed to them in the Economic Competition Law.

(b) The Group’s combined sales turnover in Israel (as defined under and calculated in accordance with the Economic Competition Law) for the year ended December 31, 2020 did not exceed NIS 360,000,000.

Section 3.14 Real Property; Tangible Property.

(a) No Group Company owns, or during the past two (2) years has owned, any real property.

(b) Schedule 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, occupancy agreements and documents related to any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”) are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Real Property Leases have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Real Property Leases, and no party to any Company Real Property Lease has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to any Leased Real Property, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(d) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property of the Group Companies: (A) constitute all of the assets, rights and properties (other than the Intellectual Property of the Company) that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 3.15 Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by the Group Companies have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material amounts of their Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of the Group Companies did not, as of the date of the Interim Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the Financial Statements, and since such date no Group Company has incurred any material liability for Taxes outside the ordinary course of business.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against any Group Company with respect to any Taxes due from such entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any material Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; nor (ii) in the last two (2) years has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) Within the last five (5) years, no claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(k) Except as set forth on Schedule 3.15(k) of the Company Disclosure Letter, all payments between or among any Group Companies and any material transactions between or among any Group Companies have complied in all materials respects with all applicable transfer pricing requirements imposed by Applicable Legal Requirements, including proper documentation and reporting as required by any Applicable Legal Requirements related to transfer pricing and including Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(l) (i) No Group Company participates or engages in, nor has it, in any tax year with respect to which the statute of limitations has not expired (for purposes of this Section 3.15, the “Applicable Period”), participated or engaged in, any transaction listed in Section 131(g) of the ITO and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (ii) no Group Company is taking, or in the Applicable Period has taken, a Tax position that is subject to reporting under Section 131E of the ITO; (iii) no Group Company in the Applicable Period has obtained a legal or Tax opinion that is subject to reporting under Section 131D of the ITO; and (iv) no Group Company is engaging in or is part of, nor in the Applicable Period has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law, in each case, that has not been disclosed in the relevant Tax Return of the relevant Group Company.

(m) The Company is duly registered for the purposes of Israeli value added tax (“VAT”) and has complied in all material respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output material VAT which it is required to collect and remit under any Applicable Legal Requirement and (iii) has not received a material refund for input VAT for which it is not entitled under any Applicable Legal Requirement.

(n) Each Group Company is a Tax resident only in its jurisdiction of formation.

(o) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) The Company Plan is intended to qualify as a capital gains route plan under Section 102 of the ITO and has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Company Options or Company Ordinary Shares intended to be subject to Section 102 of the ITO have been granted and issued, as applicable, in compliance in all material respects with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the ITO and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Group Companies from the ITA.

(q) No Group Company is, nor has it been at any time during the Applicable Period, a real property corporation (’Igud Mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(r) No Group Company nor, to the Knowledge of the Company, any holder of Company securities, is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(s) No Group Company has applied during the Applicable Period for any tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959.

Notwithstanding anything to the contrary in this Agreement, Section 3.11 (Company Benefit Plans) and this Section 3.15 (Taxes) contain the sole representations and warranties of the Group Companies concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.15 (Taxes)), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Group Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 3.16 Environmental Matters.

(a) Each of the Group Companies is, and for the past two (2) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) The Group Companies have obtained, hold, are, and for the past two (2) years have been, in compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a Company Material Adverse Effect.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law.

(f) The Group Companies have made available to SPAC copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies produced during the past two (2) years and in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 3.17 Brokers. No broker, finder, investment banker or other Person, other than the Persons set forth on Schedule 3.17 of the Company Disclosure Letter, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company is a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 3.18 Intellectual Property.

(a) Schedule 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-governmental authority or domain name registrar (collectively, the “Registered Intellectual Property”) including the applicable jurisdiction, title, application, registration or serial number, date, validity, term/expiration date and record owner and, if different, the legal owner and beneficial owner; (ii) all material unregistered Trademarks that constitute Owned Intellectual Property; and (iii) all material proprietary Software that constitutes Owned Intellectual Property. To the Knowledge of the Company, all Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid, subsisting and enforceable and has been maintained effective, subject to any expiration of term under Applicable Legal Requirements, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries (other than Merger Sub) is the sole and exclusive owner of, and possesses, all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and has the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other material Licensed Intellectual Property and material Company IT Systems. None of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions, except to the extent that the occurrence of any of the foregoing items would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Owned Intellectual Property is jointly-owned by the Company and another Person.

(c) As of the date of this Agreement and within two (2) years preceding the date of this Agreement, no Group Company has received written notice of any Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Company, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, as of the execution of this Agreement, no Registered Intellectual Property is under administrative review or challenge in any proceeding by any government authority. To the Knowledge of the Company, as of the execution of this Agreement, no Group Company nor the conduct or operation of their respective businesses as currently conducted infringes, misappropriates, or violates the Intellectual Property (other than patents) of any Person, or, to the Knowledge of the Company, the patents of any Person. To the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no other Person is infringing, misappropriating or violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person in the past two (2) years in a manner that remains unresolved.

(d) Except as set forth on Schedule 3.18(d), each past and present employee or contractor of any of the Group Companies who has contributed to the creation or development of any material Owned Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Owned Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Owned Intellectual Property. To the Knowledge of the Company, no such Person is in violation of any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets of each Group Company. No material Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Company, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement. No Person other than the Group Companies possesses or has a right to possess, a copy, in any form, of any source code for any material Software constituting Owned Intellectual Property (other than employees, consultants and contractors of the Group Companies subject to confidentiality obligations with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for the Group Companies and other than in connection with public software development kits or other limited source code, in each case, provided in the ordinary course of business for product integrations).

(f) Except as set forth on Schedule 3.18(f) of the Company Disclosure Letter or as would not otherwise, individually or in the aggregate, reasonably be expected to have material adverse impact on the business of the Group Companies, to the Knowledge of the Company, no employee, consultant or independent contractor of any Group Company who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Entity, or any military, university, college or other educational institution or a research center, in each case, which may affect such Group Company’s full ownership or its right to use or commercialize any such material Owned Intellectual Property or may impose any restrictions or obligations on the Group Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Entity were received by or for any Group Company or used in the development of any material Owned Intellectual Property. To the Knowledge of the Company, neither any Governmental Entity nor any military, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any material Owned Intellectual Property.

(g) Except as set forth on Schedule 3.18(f) of the Company Disclosure Letter, none of the Group Companies are required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing or transfer of any material Owned Intellectual Property.

(h) To the Knowledge of the Company, no Publicly Available Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the former or current development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code of any material Software constituting Owned Intellectual Property; (ii) license any material Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any material Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any Patents constituting Owned Intellectual Property (such requirements set forth in (i) through (iv), collectively, “Copyleft Terms”). To the Knowledge of the Company, each Group Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Publicly Available Software used in the business of the Group Companies.

(i) The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Knowledge of the Company, the Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems or any such Software.

Section 3.19 Privacy and Data Security.

(a) Except as set forth on Schedule 3.19 of the Company Disclosure Letter and to the Knowledge of the Company, each of the Group Companies and any Processor, to the extent that such Processor was Processing Personal Information on behalf of any Group Company, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information under any Contracts; and (iii) any policy adopted by a Group Company related to privacy, information security or data security. None of the Group Companies has received any written notice of, nor, to the Company’s Knowledge, has there been any threat of, any investigation, audit, complaint or claim relating to, any Group Company’s use of Personal Information and/or any violation of any Privacy Laws.

(b) To the Knowledge of the Company, each of the Group Companies has implemented and maintained commercially reasonable business continuity and security measures regarding the confidentiality, integrity and availability of the Company IT Systems and Personal Information, in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Company, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies, Processed by the Group Companies (each, a “Personal Information Breach”); (ii) none of the Group Companies have experienced any material information security incident that has materially compromised the integrity or availability of the Company IT Systems or the data thereon; and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach.

Section 3.20 Governmental Grants.

(a) Schedule 3.20(a) of the Company Disclosure Letter contains a complete and accurate list of the following information for each Governmental Grant that is currently in effect with respect to a Group Company or pursuant to which the Group Companies currently has any outstanding obligations: (i) the total amount of the benefits approved for and received by the applicable Group Company under such Governmental Grant and the total amount of the benefits available for future use by any Group Company under such Governmental Grant; (ii) the time period in which any Group Company received, or will be entitled to receive, benefits under such Governmental Grant; (iii) the type of revenues based on which royalty or other payments are required to be made under such Governmental Grant; (iv) the total amount of any payments made by the Group Company prior to the date of this Agreement with respect to such Governmental Grant; (v) the Owned Intellectual Property developed based on such Governmental Grants; and (vi) any restrictions with respect to the use, sale, license, assignment, lease, transfer or securitization of any Owned Intellectual Property listed pursuant to clause (v) other than such restrictions that are disclosed in the Financial Statements or such restrictions as set forth in the grant documents delivered by the Company prior to the date hereof.

(b) The Group Companies are and have been in compliance, in all material respects, with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable laws in connection thereto, and have duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto except for any non-material non-compliance or non-fulfillment that would not result in any material liability or loss to the Group Companies. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (C) a requirement that a Group Company return or refund any material benefits provided under any Governmental Grant; or (D) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Entity other than ongoing royalty payments, in each case, in a material amount.

Section 3.21 Agreements, Contracts and Commitments.

(a) Schedule 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease, IP Contract and each of the following Contracts to which any of the Group Companies is a party, other than a Company Benefit Plan and the Transaction Agreements:

(i) Each Contract with a vendor or supplier (other than purchase orders entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than Five Hundred Thousand Dollars ($500,000) during the fiscal year ended December 31, 2021 (each such vendor or supplier, a “Material Supplier”);

(ii) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of Five Million Dollars ($5,000,000), other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;

(iii) Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last two (2) years;

(iv) Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(v) Each collective bargaining agreement with any labor union;

(vi) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or annual consulting fee payments in excess of One Hundred Fifty Thousand Dollars ($150,000), excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Legal Requirements;

(vii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(viii) Each Contract (other than those made in the ordinary course of business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers; and

(ix) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

Section 3.22 Insurance. The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”). True and complete copies of the Insurance Policies have been made available to SPAC or its representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

Section 3.23 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedules 3.11 and 3.12 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; (d) indemnification agreements between or among any director or officer of the Group Companies, on the one hand, and any of the Group Companies, on the other; (e) employment agreements and employee confidentiality and invention assignment agreements; and (f) other Contracts which are set forth on Schedule 3.23 of the Company Disclosure Letter and which were entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Shareholder, on the other hand and (g) as set forth in the Financial Statements, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Shareholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company. During the past two (2) years, all material transactions between the Company and interested parties that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Organizational Documents of the Company have been duly approved. Except as set forth on Schedule 3.23 of the Company Disclosure Letter, and to the Knowledge of the Company, no present officer, director, employee, Company Shareholder or holder of derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Company Material Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Ordinary Shares or other securities of the Company or such Person’s employment or consulting arrangements with the Group Companies).

Section 3.24 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 3.25 Absence of Certain Business Practices. For the past three (3) years: (a) the Group Companies and their respective directors, officers, employees, Affiliates and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, in each case are in material compliance with all applicable Specified Business Conduct Laws and are not knowingly engaged in any activity that would reasonably be expected to result in the Group Companies becoming the subject or target of any sanctions administered by the U.S. government or the State of Israel; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or executives, nor to the Knowledge of the Company, any of their respective officers, employees, or agents is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. For purposes of clause (a), a person shall be deemed to have “Knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results. No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Group Companies does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology.

Section 3.26 Suppliers. Since January 1, 2020, no Group Company has received any written notice that any Group Company is in breach of or default under any Contract with any Material Supplier in any material respect or that any such Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

Section 3.27 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY AND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC TO THE COMPANY AND MERGER SUB IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS EACH OF THE COMPANY AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.27, CLAIMS AGAINST SPAC, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

Article IV
Representations and Warranties of SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company and Merger Sub in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company and Merger Sub as follows:

Section 4.01 Organization and Qualification.

(a) SPAC is duly incorporated corporation, validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.02 SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.03 Capitalization.

(a) The authorized share capital of SPAC consists of (i) 1,000,000 shares of preferred stock, par value of $0.0001 per share (“SPAC Preference Shares”); (ii) 280,000,000 SPAC Class A Shares, par value $0.0001 per share; and (iii) 20,000,000 SPAC Class B Shares, par value $0.0001 per share. As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC had 20,125,000 SPAC Class A Shares issued and outstanding, and none are held by SPAC in its treasury, 5,031,250 SPAC Class B Shares issued and outstanding and no SPAC Preference Shares issued or outstanding. All issued and outstanding shares of the capital of SPAC have been duly authorized and validly issued, are fully paid and non-assessable under, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC has issued 15,562,500 SPAC Warrants, including 10,062,500 SPAC Public Warrants and 5,500,000 SPAC Sponsor Warrants on the terms and conditions set forth in the Warrant Agreement. All outstanding SPAC Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(c) Except for (i) the SPAC Warrants, (ii) the conversion privileges of SPAC Class B Shares, and (iii) the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which any of them is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other share capital of SPAC or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or membership interests or other interest or participation in SPAC.

(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preference Shares.

(e) Each holder of any of SPAC Class B Shares initially issued to the Sponsor in connection with SPAC’s initial public offering: (i) is obligated to vote all of such SPAC Class B Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such SPAC Class B Share pursuant to SPAC’s Organizational Documents.

(f) Except as set forth in SPAC’s Organizational Documents, this Agreement and the Registration Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 4.04 Due Authorization. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Remedies Exception. The board of directors of SPAC has unanimously approved the transactions contemplated by this Agreement. Assuming that a quorum of a stockholders’ meeting (as determined pursuant to SPAC’s Organizational Documents) is present, the SPAC Transaction Proposals shall require approval by: (a) in the case of clause “(i)” of the definition of SPAC Transaction Proposals, by the affirmative vote of holders of a majority of the outstanding SPAC Shares entitled to vote on such matter; and (b) in the case of all other clauses of the definition of SPAC Transaction Proposals, by the affirmative vote of the holders of at least a majority of the votes cast by SPAC Stockholders present in person or represented by proxy at the SPAC Stockholder Meeting. The foregoing votes are the only votes of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder shall: (i) conflict with or violate SPAC’s Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.05(a) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Applicable Legal Requirement applies with respect to SPAC in connection with this Agreement, the Transactions or any of the other transactions contemplated herein. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.06 Legal Compliance; Approvals. Since its incorporation, (i) SPAC has complied in all material respects with, and is not in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened in writing; and (ii) no written, or to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.07 SPAC SEC Reports and Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have filed all such forms, reports, schedules, statements, certifications and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation as of the date hereof. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports (collectively, the “SPAC Financial Statements”) will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) SPAC has (i) no Indebtedness and (ii) no SPAC Liabilities, except for SPAC Transaction Costs incurred on or prior to the date hereof and other reasonable liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Certain Changes or Events. Since incorporation, there has not been: (a) any SPAC Material Adverse Effect; (b) any change in the auditors of SPAC; (c) any revaluation by SPAC of any of its assets, including, without limitation, any sale of assets of SPAC other than in the ordinary course of business; or (d) any action taken or agreed upon by SPAC or any of its Subsidiaries that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.09 Litigation. Since incorporation, except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of SPAC, threatened against SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such; (b) to the Knowledge of SPAC, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding; (c) no pending or, to the Knowledge of SPAC, threatened in writing to SPAC, audits, examinations or investigations by any Governmental Entity of SPAC; (d) no pending or threatened in writing Legal Proceedings by SPAC against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on SPAC; and (f) no Orders imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such.

Section 4.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in SPAC’s Organizational Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents. As of the date of this Agreement, except for the Transaction Agreements to which it is a party and the other documents and transactions contemplated therein, SPAC is not a party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of Five Hundred Thousand Dollars ($500,000) with respect to any individual Contract.

Section 4.11 SPAC Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 4.12 SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCVCU”. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCVC”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCVCW”. SPAC is a member in good standing with Nasdaq, and since December 28, 2020 SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Shares or SPAC Public Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or SPAC Public Warrants under the Exchange Act.

Section 4.13 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.14 Trust Account.

(a) As of the date of this Agreement, SPAC has at least Two Hundred One Million Two Hundred Fifty Thousand Dollars ($201,250,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of November 24, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and Continental that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Class A Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Class A Shares pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Class A Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub contained herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) SPAC has paid all material amounts of its Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of SPAC did not, as of the date of the latest SPAC Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the SPAC Financial Statements, and since such date SPAC has not incurred any material liability for Taxes outside the ordinary course of business.

(c) SPAC has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of SPAC. SPAC is not currently contesting any material Tax liability before any Governmental Entity.

(e) There are no Tax indemnification agreements or Tax Sharing Agreements under which SPAC could be liable after the Closing Date for any material Tax liability of any Person other than SPAC, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(f) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of SPAC’s assets.

(g) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code since its incorporation.

(h) SPAC has not entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) SPAC (i) does not have any material liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; and (ii) in the last two (2) years has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) Within the last five (5) years, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Notwithstanding anything to the contrary in this Agreement, this Section 4.15 (Taxes) and Section 4.17 (Employees; Benefit Plans) contain the sole representations and warranties of SPAC concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.15 (Taxes)), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Registration Statement and Proxy Statement are mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.17 Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 4.18 Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC), as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the PIPE Investment, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (b) determined that the consummation of the transactions contemplated by the Transaction Agreements to which it is a party is in the best interest of SPAC. Other than the approval from the SPAC Stockholders, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the transactions contemplated by the Transaction Agreements to which it is a party.

Section 4.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 4.20 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to SPAC.

Section 4.21 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.22 Brokers. Other than the Persons set forth on Schedule 4.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.

Section 4.23 PIPE Investment Amount. SPAC has entered into the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing in the aggregate amount of Three Hundred Million Dollars ($300,000,000) (the “PIPE Investment Amount”) through purchases of 30,000,000 shares of SPAC Class A Stock issued by SPAC (the “PIPE Shares”) immediately prior to the Effective Time.

Section 4.24 Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC , OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES, THE COMPANY SHAREHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND MERGER SUB TO SPAC IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB NOR ANY OF THE COMPANY SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SPAC, OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, MERGER SUB, THE COMPANY SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.24, CLAIMS AGAINST THE COMPANY, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, BY SUCH PERSON.

Article V
Conduct Prior to the Closing Date

Section 5.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on in the ordinary course of business, except: (a) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 or (c) as required or expressly permitted by this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.21 of the Company Disclosure Letter, (i) grant any change in control pay in excess of One Million Dollars ($1,000,000) in the aggregate or (ii) adopt, enter into or materially amend any equity or equity-based compensation plan;

(b) (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any material Owned Intellectual Property; (ii) amend, waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, or modify such rights in a manner that the rights of the Group Companies are more limited, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon or amend; or (iv) divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any third Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, including with respect to the SoftWheel Business, other than, in each of (i) through (iv), in the ordinary course of business; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(c) except for: (x) transactions solely among the Group Companies, (y) in connection with the Capital Restructuring, or (z) issuance of securities of the Company that are counted in the definition of Conversion Factor: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities of the Group Companies, or any securities convertible into or exchangeable for shares of capital stock or other equity securities of the Group Companies, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities of the Group Companies, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, equity securities or convertible or exchangeable securities, in each case, except upon the exercise or vesting of Company Options;

(d) amend its Organizational Documents (other than the Articles Amendment) except in order to effect the transactions contemplated in this Agreement or the other Transaction Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) dispose of or lose rights under any Company Real Property Lease other than in the ordinary course of business;

(g) sell, lease, license, sublicense, abandon, divest, transfer, cancel or permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, including with respect to the SoftWheel Business, other than, in each case, (A) in the ordinary course of business or (B) with respect to obsolete assets;

(h) (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness except in the ordinary course of business, in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000); (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(i) make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;

(j) other than the Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(k) except in the ordinary course of business consistent with past practices: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(l) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(m) (i) make, change or rescind any material Tax election; (ii) settle or compromise any Tax claim outside the ordinary course of business; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a material refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(o) subject to Section 5.01(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.01(o) of the Company Disclosure Letter as existing on the date of this Agreement;

(p) engage in any material new line of business;

(q) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(r) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(s) incur any Leakage, other than Permitted Leakage; or

(t) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.01(a) through (s) above.

Notwithstanding anything to the contrary herein, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, subject to Applicable Legal Requirements, the Company shall reasonably consult with SPAC, and shall consider in good faith SPAC’s input, in respect of any matters brought to the board of directors of the Company for its approval; provided that the Company shall not be required to provide to SPAC any information (i) if and to the extent doing so would (A) violate any Applicable Legal Requirement to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall each use reasonable best efforts to provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement).

Section 5.02 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the ordinary course of business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19; or (c) as required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment) or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Organizational Documents or form or establish any Subsidiary;

(e) acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

(f) (i) incur any Indebtedness; (ii) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (iii) cancel or forgive any Indebtedness owed to SPAC; or (iv) make, incur or commit to make or incur any capital expenditures;

(g) other than the Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(h) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(i) except in the ordinary course of business or as otherwise required by Applicable Legal Requirements: (i) make, change or rescind any material Tax election; (ii) settle or compromise any Tax claim outside the ordinary course of business; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a material refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(j) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.02(a) through (m) above.

Nothing contained in this Agreement shall give the Company or SPAC, directly or indirectly, any right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each of the Company and SPAC shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Article VI
Additional Agreements

Section 6.01 Registration Statement; Shareholder Meetings.

(a) Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Ordinary Shares and Company Warrants to be issued in exchange for the issued and outstanding SPAC Class A Shares and SPAC Warrants, respectively. Each of SPAC and the Company shall use its reasonable best efforts (which shall include causing their respective counsel and advisors to provide required legal opinions and comfort letters as described below) to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment. The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Merger and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Applicable Legal Requirements, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Applicable Legal Requirements, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by Applicable Legal Requirements, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Legal Requirements, disseminated to SPAC Stockholders.

(b) SPAC Stockholders’ Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Legal Requirements, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Class A Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (iii) related and customary procedural and administrative matters. SPAC shall, through unanimous approval of its board of directors, recommend to the SPAC Stockholders the adoption and approval of the SPAC Transaction Proposals by the SPAC Stockholders (the “SPAC Board Recommendation”). SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Stockholders at the SPAC Stockholders’ Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking such approvals and authorizations from the SPAC Stockholders, and minimize redemptions of SPAC Class A Shares by SPAC Stockholders. Subject to the proviso in the following sentence, SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that the board of directors of SPAC may make a SPAC Change in Recommendation prior to receipt of the SPAC Stockholder Approval if it is required to do so by Applicable Legal Requirements; provided, however, that for the avoidance of doubt, it is hereby clarified that the board of directors of SPAC shall not be entitled to exercise its rights to make a SPAC Change in Recommendation pursuant to this Section 6.01(b) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving SPAC. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting for the purpose of seeking approval from the SPAC Stockholders shall not be affected by any SPAC Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.01(b), regardless of whether or not there shall have occurred any SPAC Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Stockholders’ Meeting (a “SPAC Meeting Change”): (i) to the extent required by Applicable Legal Requirements, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by Applicable Legal Requirements is disclosed to SPAC Stockholders and for such supplement or amendment to be promptly disseminated to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’ Meeting; or (iv) in order to solicit additional proxies from SPAC Stockholders for purposes of obtaining approval from the SPAC Stockholders; provided that, without the prior written consent of the Company, the SPAC Stockholders’ Meeting may not be adjourned or postponed to a date that is more than twenty (20) days after the date for which the SPAC Stockholders’ Meeting was originally scheduled (excluding any postponements or adjournments required by Applicable Legal Requirements) and provided it is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii), (iii) or (iv) above, the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable but not more than ten (10) days following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of a general meeting of the Company Shareholders (the “Company Special Meeting”, and the date that such notice is given, the “Company Special Meeting Notice Date”) and, no later than ten (10) days following the Company Special Meeting Notice Date, the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Company’s Organizational Documents and Applicable Legal Requirements, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall, through unanimous approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its commercially reasonable efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with Applicable Legal Requirements for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting to the extent required by Applicable Legal Requirements.

Section 6.02 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval: (i) the Incentive Equity Plan, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company to be effective upon and following the Closing, with the number of ordinary shares of Company reserved for issuance under the Incentive Equity Plan equal to ten percent (10%) of the total number of the Company ordinary shares outstanding immediately following the Closing, (ii) the ESPP, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing, with the number of ordinary shares of Company reserved for issuance under the ESPP equal to two percent (2%) of the total number of the Company ordinary shares outstanding immediately following the Closing; and (iii) immediately upon the effectiveness of a Form S-8 Registration Statement registering ordinary shares the Incentive Equity Plan, make grants to eligible individuals in the amounts determined by the Company board of directors following the Closing. The Incentive Equity Plan shall provide that the ordinary shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to five percent (5%) of Company ordinary shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the LTIP. The ESPP shall provide that the Company ordinary shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to one percent (1%) of Company ordinary shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.02 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.03 Regulatory Approvals.

(a) Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, SPAC and the Company shall: (i) promptly inform the other of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. SPAC, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

(b) Neither the Company nor SPAC believes that submitting a CFIUS Declaration regarding any of the Transactions contemplated by this Agreement is mandatory under 31 C.F.R. § 800.401, and neither the Company nor SPAC currently intends to or will submit a CFIUS Declaration or CFIUS Notice regarding, or otherwise notify CFIUS in any manner of, any of the Transactions contemplated by this Agreement, unless CFIUS provides a CFIUS Request. If CFIUS provides a CFIUS Request, the Company and SPAC shall, as promptly as practicable, use reasonable best efforts to take all actions necessary (i) to submit a CFIUS Declaration (or, alternatively, to file a CFIUS Notice if CFIUS requests the filing of a CFIUS Notice or the Company and SPAC agree to file a CFIUS Notice instead of submitting a CFIUS Declaration) regarding the CFIUS Transactions and (ii) to obtain CFIUS Clearance.

Section 6.04 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, , which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 6.05 Confidentiality; Access to Information.

(a) SPAC and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 6.05(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC or its Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with SPAC or the Company’s fundraising or other investment related activities, in each case, in connection with the Transactions, and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality to the disclosing Party; (iii) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.04 or this Section 6.05(b); (iv) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (v) communications to employees of the Group Companies, and to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) Subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of the Company and (ii) limited as required by the Company’s policies or Applicable Legal Requirements in connection with COVID-19 (including the COVID-19 Measures). Subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Legal Requirements in connection with COVID-19 (including the COVID-19 Measures). Notwithstanding the foregoing, neither the Company nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information (i) if and to the extent doing so would (A) violate any Applicable Legal Requirement to which the Company or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Legal Requirement).

Section 6.06 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party. Each of the Parties agrees to use reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied and (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any). This obligation shall include, on the part of SPAC, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.06 shall be deemed to require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 6.07 No Claim Against Trust Account. The Company acknowledges that SPAC has established the Trust Account for the benefit of its public shareholders. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom regardless of whether such right, title interest or claim of any kind arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public shareholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the Transaction Agreements or for intentional fraud in the making of the representations and warranties in Article IV. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company. This Section 6.07 shall survive the termination of this Agreement for any reason.

Section 6.08 Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to be listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and SPAC Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Legal Requirements.

(c) The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.09 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries and the Company Shareholders not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, the PIPE Investors and their respective agents, representatives and advisors) concerning (A) any merger or sale of ownership interests of the Company (whether by recapitalization or a similar transaction or otherwise) pursuant to which any Person(s) acquires twenty percent (20%) or more of the voting power of the equity securities of the Company (except for issuance of securities to existing security holders of the Company solely to the extent such newly issued securities are taken into account in the Conversion Factor) or (B) sale of all or a material portion of the assets of the Company (whether by recapitalization or a similar transaction or otherwise) (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Shareholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of SPAC, recapitalization or other business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the termination letter substantially in the applicable form attached to the Trust Agreement, including all amounts payable: (A) to holders of SPAC Class A Shares pursuant to the SPAC Stockholder Redemptions; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) for any SPAC Transaction Costs; (D) for any Unpaid SPAC Liabilities, including the repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (E) following the payments made in (A) through (D), to SPAC all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or under any indemnification agreement such D&O Indemnified Parties may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, the Company shall cause the Surviving Company (or another Group Company at the Company’s election) to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Organizational Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by a directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. If SPAC fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail, provided that SPAC shall not, and the Company or the Surviving Company shall not be obligated to, pay a premium in excess of four hundred percent (400%) of the most recent annual premium paid by SPAC with respect to its directors’ and officers’ liability insurance policy prior to the date of this Agreement, but shall purchase the maximum coverage reasonably available for four hundred percent (400%) of the most recent annual premium paid by SPAC prior to the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b).

(c) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors of the Company and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Legal Requirement or otherwise. The obligations of SPAC and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.11.

Section 6.12 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and SPAC shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) On or prior to the Closing Date, SPAC shall deliver to the Company a certification from SPAC pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of SPAC.

Section 6.13 Section 16 Matters. Prior to the Effective Time, each of the Company and SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares or the Company Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC or the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.14 Board of Directors. The Company shall use reasonable best efforts to ensure that effective immediately after the Effective Time (a) the board of directors of the Company shall be divided into three (3) classes, designated Class I, II and III, and (b) subject to Section 6.03(b), the person listed on Schedule 6.14 of the Company Disclosure Letter is elected and appointed as a director to Class II of the board of directors of the Company (which class will not be subject to re-election until the second annual meeting of the Company Shareholders following the Closing).

Section 6.15 Termination of Certain Agreements. At the Effective Time, the Contracts entered into between SPAC and certain SPAC Stockholders set forth on Schedule 6.15 of the SPAC Disclosure Letter and all Liabilities and obligations of SPAC pursuant thereto shall be terminated.

Section 6.16 Israeli Innovation Authority. Prior to the Closing, the Company shall provide the Israeli Innovation Authority (the “IIA”) with the required notification regarding the Transactions and, to the extent required under the IIA procedures, seek the IIA’s approval of the Transactions.

Section 6.17 Organizational Documents. Prior to the Closing, subject to obtaining the Company Shareholder Approval, the Company shall adopt the Articles Amendment, in accordance with the provisions thereof and the applicable provisions of the Israeli Companies Law.

Section 6.18 Warrant Agreement. Immediately prior to the Effective Time, the Company, SPAC and the Exchange Agent shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 2.07(d).

Section 6.19 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions contemplated hereby or thereby is brought or threatened in writing against either the Company or SPAC, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or SPAC, as applicable, shall promptly notify the other Party in writing of any such Transaction Litigation and shall keep such other Party reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Party the opportunity to participate in the defense of any Transaction Litigation (at the other Party’s own cost and expense) and keep the other Party reasonably apprised of, and consult with such other Party (and consider in good faith such Party’s advice), with respect to, proposed strategy and any material decisions related thereto. Neither the Company nor SPAC shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.20 PCAOB Financials

(a) As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and 2018 and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Group Companies and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(b) The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

Section 6.21 Certain Financial Information. SPAC shall use reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in its timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors in accordance with Applicable Legal Requirements or requested by the SEC.

Section 6.22 Subscription Agreements. SPAC will not amend the Subscription Agreements or waive any provision thereto in any manner that is material and adverse to the Company without the prior written consent of the Company.

Section 6.23 Sponsor Letter Agreement. SPAC shall not amend or waive any right or obligation under, or terminate, the Sponsor Letter Agreement.

Section 6.24 Support Agreement. Promptly following the date of this Agreement, the Company shall use its commercially reasonable efforts to obtain from Company Shareholders holding at least the number of Company Shares required to give the Company Shareholder Approval, duly executed and delivered Support Agreements.

Section 6.25 Disclosure of Certain Matters. Each of SPAC, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that: (i) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions to the extent failure to obtain such consent would cause a Company Material Adverse Effect or SPAC Material Adverse Effect.

Article VII
Conditions to the Transaction

Section 7.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, by any of the Parties:

(a) Each of the Company Shareholder Approval, the Merger Sub Stockholder Approval and the SPAC Stockholder Approval shall have been obtained.

(b) SPAC shall have at least Five Million One Dollars ($5,000,001) of net tangible assets immediately after giving effect to the SPAC Stockholder Redemption upon the Closing.

(c) No provision of any Applicable Legal Requirement prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(d) The Company Ordinary Shares and Company Warrants to be issued in connection with the Closing shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance thereof.

(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

(g) The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

(h) The funds contained in the Trust Account (after giving effect to the SPAC Stockholder Redemptions and payment of the SPAC Transaction Costs), together with (i) the aggregate amount of proceeds from the PIPE Investment and (ii) the cash on SPAC’s balance sheet, shall equal or exceed the Minimum Cash Amount.

Section 7.02 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of SPAC set forth in Article IV (other than the representations and warranties set forth in Section 4.08(a)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect; and (iii) the representations and warranties set forth in Section 4.08(a) shall be true and correct as of the date of this Agreement.

(b) SPAC shall have performed with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) SPAC shall have delivered a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b) to the Company.

Section 7.03 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Legal Requirements, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date; and (B) except for such Fundamental Representations that are qualified with “Company Material Adverse Effect” which shall be true and correct in all respects, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in Article III (other than the representations and warranties set forth in Section 3.09(b)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect; and (iii) the representations and warranties set forth in Section 3.09(b) shall be true and correct as of the date of this Agreement.

(b) The Company shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

Article VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by August 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by SPAC is cured during such 30-day period such that the applicable conditions set forth in Section 7.02(a) or (b) shall be satisfied);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or Merger Sub or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company or Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or Merger Sub, as applicable, continues to exercise reasonable best efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company or Merger Sub, as applicable, is cured during such 30-day period such that the applicable conditions set forth in Section 7.03(a) or (b) shall be satisfied);

(f) by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournments thereof), the SPAC Transaction Proposals are not duly adopted by the SPAC Stockholders by the requisite vote under the Applicable Legal Requirements and SPAC’s Organizational Documents;

(g) by either SPAC or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under Applicable Legal Requirements and the Company’s Organizational Documents;

(h) by the Company, if the board of directors of SPAC or any committee thereof makes, prior to receipt of the SPAC Stockholder Approval, a SPAC Change in Recommendation;

(i) by SPAC, if Company Shareholders holding at least the number of Company Shares required to give the Company Shareholder Approval have not executed the Support Agreement within forty-five (45) days after the date of this Agreement; or

(j) by either SPAC or the Company, if the condition set forth in Section 7.01(h) becomes incapable of being satisfied at the Closing.

Section 8.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.05(a), Section 6.07, this Section 8.02, Article X and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article IX
No Survival

Section 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article X
General Provisions

Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

10X Capital Venture Acquisition Corp
1 World Trade Center, 85th Floor
Attention: Hans Thomas
Email: hans@10xcapital.com

with copies to (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
600 Anton Blvd., Suite 1800
Costa Mesa, CA 92626
Attention: Todd A. Hentges
Timothy R. Rupp
Email: todd.hentges@morganlewis.com
timothy.rupp@morganlewis.com

Gornitzky & Co., Advocates and Notaries
Vitania Tel-Aviv Tower

20 Haharash St.

Tel-Aviv, Israel 6761310

Attention:	Chaim Friedland

Timor Belan

Ari Fried

Email:	friedland@gornitzky.com

timorb@gornitzky.com

arif@gornitzky.com

if to the Company, or Merger Sub to:

Ree Automotive Ltd.

10 Aharon Maskin St., Tel-Aviv, Israel

Attention:	Daniel Barel

Hai Aviv

Email:	daniel@ree.auto

haiaviv@ree.auto

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Colin Diamond

Tali Sealman

Email:	cdiamond@whitecase.com

tsealman@whitecase.com

Goldfarb Seligman & Co., Law Offices
Ampa Tower, 98 Yigal Alon Street

Tel-Aviv 6789141

Israel

Attention:	Aaron Lampert
Email:	aaron.lampert@goldfarb.com

Zemah Schneider & Partners
18 Raoul Wallengerg St.

Building D, 3rd Floor

Tel-Aviv 6971915

Israel

Attention:	Mimi Zemah
Email:	mimi@zes.co.il

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Spark” online datasite hosted by Intralinks or otherwise provided to SPAC or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “stocks” in this Agreement shall mean equity interests of the relevant entity.

Section 10.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.11 and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 10.07 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the State of Israel are mandatorily applicable.

Section 10.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware or any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01. Notwithstanding the foregoing in this Section 10.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transaction are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.13 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, and Merger Sub), on the one hand, and SPAC may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

Section 10.15 Legal Representation. SPAC and the Company hereby agree on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that, in the event of a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) SPAC Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company or any other Group Company) (collectively, the “SPAC Group”), on the one hand, and (b) the Surviving Company and/or a Group Company, on the other hand, that Morgan, Lewis & Bockius LLP (or any successor) or Gornitzky & Co. (or any successor) may represent the SPAC Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of the SPAC Group, on the one hand, and Morgan, Lewis & Bockius LLP (or any successor) or Gornitzky & Co. (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of the SPAC Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company and Merger Sub or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

10X CAPITAL VENTURE ACQUISITION CORP

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chief Executive Officer

SPARK MERGER SUB INC.

By:	/s/ Hai Aviv
Name:	Hai Aviv
Title:	President

REE AUTOMOTIVE LTD.

By:	/s/ Daniel Barel
Name:	Daniel Barel
Title:	Chief Executive Officer

Schedule A

Defined Terms

Section 1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“102 Trustee”	Schedule A
“Additional SPAC SEC Reports”	Section 4.07(a)
“Affiliate”	Schedule A
“Affiliate Person”	Schedule A
“Agreement”	Preamble
“Amended and Restated Warrant Agreement”	Section 6.18
“Applicable Legal Requirements”	Schedule A
“Applicable Period”	Section 3.15(l)
“Approvals”	Section 3.06(b)
“Articles Amendment”	Recitals
“Audited Financial Statements”	Section 3.07(a)
“Business Day”	Schedule A
“Capital Restructuring”	Recitals
“Certificate of Merger”	Section 2.02
“CFIUS”	Schedule A
“CFIUS Clearance”	Schedule A
“CFIUS Declaration”	Schedule A
“CFIUS Notice”	Schedule A
“CFIUS Request”	Schedule A
“CFIUS Transactions”	Schedule A
“Closing”	Section 1.01
“Closing Company Audited Financial Statements”	Section 6.20
“Closing Date”	Section 1.01
“Closing Press Release”	Section 6.04(b)
“Code”	Schedule A
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board Recommendation”	Section 6.01(c)
“Company Business Combination”	Section 6.09(a)
“Company Class B Shares”	Recitals
“Company Closing Statement”	Section 1.02(b)
“Company Disclosure Letter”	Article III
“Company IT Systems”	Schedule A
“Company Material Adverse Effect”	Schedule A
“Company Material Contract”	Section 3.21(a)
“Company Options”	Section 3.03(d)(ii)

Sch. A – page 1

“Company Ordinary Shares”	Schedule A
“Company Plan”	Section 3.03(d)(i)
“Company Pre-Closing Notice of Disagreement”	Section 1.02(a)
“Company Preferred A Shares”	Schedule A
“Company Preferred A-1 Shares”	Schedule A
“Company Preferred B Shares”	Schedule A
“Company Preferred B-1 Shares”	Schedule A
“Company Preferred C Shares”	Schedule A
“Company Preferred D Shares”	Schedule A
“Company Preferred D-1 Shares”	Schedule A
“Company Preferred Shares”	Schedule A
“Company Preferred Share Conversion”	Section 2.01(a)
“Company Real Property Leases”	Section 3.14(b)
“Company Shares”	Schedule A
“Company Shareholder”	Schedule A
“Company Shareholder Approval”	Schedule A
“Company Special Meeting”	Section 6.01(c)
“Company Special Meeting Notice Date”	Section 6.01(c)
“Company Subsidiaries”	Section 3.02(a)
“Company Transaction Costs”	Schedule A
“Company Transaction Proposals”	Schedule A
“Company Warrants”	Schedule A
“Confidentiality Agreement”	Schedule A
“Continental”	Section 4.14(a)
“Contract”	Schedule A
“Conversion Factor”	Schedule A
“Copyleft Terms”	Section 3.18(h)
“Copyrights”	Schedule A
“COVID-19”	Schedule A
“COVID-19 Measures”	Schedule A
“D&O Indemnified Party”	Section 6.11(a)
“D&O Tail”	Section 6.11(b)
“DGCL”	Recitals
“DPA”	Schedule A
“Domain Names”	Schedule A
“Effective Time”	Section 2.02
“Employment Agreements”	Schedule A
“Environmental Law”	Schedule A
“ERISA”	Schedule A
“ERISA Affiliate”	Schedule A
“ESPP”	Recitals
“Exchange Act”	Schedule A
“Exchange Agent”	Section 2.08(a)

Sch. A – page 2

“Exchange Agent Agreement”	Section 2.08(a)
“Excluded Share”	Section 2.07(f)
“Financial Statements”	Section 3.07(a)
“Fundamental Representations”	Schedule A
“GAAP”	Schedule A
“Governmental Entity”	Schedule A
“Governmental Grant”	Schedule A
“Group Companies”	Schedule A
“Hazardous Material”	Schedule A
“IIA”	Section 6.16
“Incentive Equity Plan”	Recitals
“Indebtedness”	Schedule A
“Insider”	Section 3.23
“Insurance Policies”	Section 3.22
“Intellectual Property”	Schedule A
“Intended Tax Treatment”	Recitals
“intentional fraud”	Schedule A
“Intercompany Loan Agreement”	Recitals
“Interim Financial Statements”	Section 3.07(a)
“Investment Company Act”	Schedule A
“Investors’ Rights Agreement”	Recitals
“IP Contract”	Schedule A
“Israeli Companies Law”	Section 3.01
“Israeli VAT Law”	Section 3.15(l)
“ITA”	Schedule A
“ITO”	Schedule A
“JOBS Act”	Schedule A
“Knowledge”	Schedule A
“Leakage”	Schedule A
“Leased Real Property”	Section 3.14(b)
“Legal Proceeding”	Schedule A
“Liability”	Schedule A
“Licensed Intellectual Property”	Schedule A
“Lien”	Schedule A
“Lock Box Period”	Schedule A
“Material Supplier”	Section 3.21(a)(i)
“Minimum Cash Amount”	Schedule A
“Merger”	Recitals
“Merger Consideration”	Section 2.07(b)(ii)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.07(c)
“Merger Sub Stockholder Approval”	Recitals
“Multiemployer Plan”	Section 3.11(d)

Sch. A – page 3

“Nasdaq”	Schedule A
“Non-U.S. Plan”	Section 3.11(a)
“OFAC”	Schedule A
“Order”	Schedule A
“Organizational Documents”	Schedule A
“Outside Date”	Section 8.01(b)
“Owned Intellectual Property”	Schedule A
“Parties”	Preamble
“Patents”	Schedule A
“PCAOB”	Schedule A
“Permitted Leakage”	Schedule A
“Permitted Lien”	Schedule A
“Person”	Schedule A
“Personal Information”	Schedule A
“Personal Information Breach”	Section 3.19(c)
“PII”	Schedule A
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 4.23
“PIPE Investors”	Recitals
“Privacy Laws”	Schedule A
“Processing”, “Process” and “Processed”	Schedule A
“Processor”	Schedule A
“Proxy Statement”	Section 6.01(a)(i)
“Proxy Statement/Prospectus”	Section 6.01(a)(i)
“Publicly Available Software”	Schedule A
“Registered Intellectual Property”	Section 3.18(a)
“Registration Rights Agreement”	Schedule A
“Registration Statement”	Schedule A
“Related Parties”	Schedule A
“Remedies Exception”	Section 3.04
“Representatives”	Section 6.09(a)
“SEC”	Schedule A
“Section 14 Arrangement”	Section 3.12(e)
“Securities Act”	Schedule A
“Self-Help Code”	Schedule A
“Signing Press Release”	Section 6.04(b)
“Software”	Schedule A
“SoftWheel Business”	Schedule A
“SPAC”	Preamble
“SPAC A&R Certificate of Incorporation”	Schedule A
“SPAC Board Recommendation”	Section 6.01(b)
“SPAC Business Combination”	Section 6.09(b)
“SPAC Change in Recommendation”	Section 6.01(b)

Sch. A – page 4

“SPAC Class A Shares”	Recitals
“SPAC Class B Conversion”	Recitals
“SPAC Class B Conversion Ratio Adjustment”	Schedule A
“SPAC Class B Shares”	Recitals
“SPAC Closing Statement”	Section 1.02(a)
“SPAC Disclosure Letter”	Article IV
“SPAC Financial Statements”	Section 4.07(b)
“SPAC Group”	Section 10.15
“SPAC Liabilities”	Schedule A
“SPAC Material Adverse Effect”	Schedule A
“SPAC Material Contracts”	Section 4.11
“SPAC Meeting Change”	Section 6.01(b)
“SPAC Pre-Closing Notice of Disagreement”	Section 1.02(b)
“SPAC Preference Shares”	Section 4.03(a)
“SPAC Public Warrants”	Schedule A
“SPAC SEC Reports”	Section 4.07(a)
“SPAC Stockholder”	Schedule A
“SPAC Stockholder Approval”	Schedule A
“SPAC Stockholder Redemptions”	Section 1.02(a)
“SPAC Stockholders’ Meeting”	Section 6.01(b)
“SPAC Shares”	Schedule A
“SPAC Sponsor Warrants”	Schedule A
“SPAC Transaction Costs”	Schedule A
“SPAC Transaction Proposals”	Schedule A
“SPAC Units”	Schedule A
“SPAC Warrants”	Schedule A
“Specified Business Conduct Laws”	Schedule A
“Sponsor”	Schedule A
“Sponsor Letter Agreement”	Recitals
“Support Agreement”	Recitals
“Stock Split”	Section 2.01(b)
“Subscription Agreements”	Recitals
“Subsidiary”	Schedule A
“Surviving Company”	Recitals
“Surviving Company Charter”	Section 2.05
“Tax/Taxes”	Schedule A
“Tax Return”	Schedule A
“Tax Sharing Agreement”	Schedule A
“Title IV Plan”	Section 3.11(d)
“Trade Secrets”	Schedule A
“Trademarks”	Schedule A
“Transaction Agreements”	Schedule A
“Transaction Filings”	Section 6.01(a)(i)

Sch. A – page 5

“Transaction Litigation”	Section 6.19
“Transactions”	Schedule A
“Transfer Taxes”	Section 6.12
“Treasury Regulations”	Schedule A
“Trust Account”	Section 4.14(a)
“Trust Agreement”	Section 4.14(a)
“Unauthorized Code”	Schedule A
“Unit Separation”	Section 2.07(a)
“Unpaid SPAC Liabilities”	Schedule A
“VAT”	Section 3.15(m)
“Waiving Parties”	Section 10.15
“WARN”	Section 3.12(d)
“Warrant Agreement”	Schedule A

Section 2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company Options and the Company Ordinary Shares that are subject to Section 102 of the ITO.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Person” shall mean with respect to any entity, any employee, officer or director of such entity, or, in the case of an individual, any spouse, parent, sibling, child, lineal descendant of such individual or trust for the benefit of any of the foregoing.

“Applicable Legal Requirements” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, or Tel-Aviv, Israel are authorized or required by Applicable Legal Requirements to close.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

Sch. A – page 6

“CFIUS Clearance” shall mean (i) the receipt by the Company and SPAC of written notice (including by email) from CFIUS that (a) CFIUS has determined that none of the CFIUS Transactions is a “covered transaction” subject to review under the DPA, (b) there are no unresolved national security concerns with respect to the CFIUS Transactions and CFIUS has concluded all action under the DPA with respect to such transactions, or (c) CFIUS has determined that it is not able to conclude action under the DPA with respect to the CFIUS Transactions based on a CFIUS Declaration and the Parties may file a CFIUS Notice to seek written notification that CFIUS has concluded all such action, but CFIUS has not requested the filing of such CFIUS Notice, or (ii) pursuant to the DPA, CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the CFIUS Transactions and (a) the President has announced a decision not to suspend or prohibit such Transactions, or (b) the period under the DPA during which the President may announce a decision to take such action has expired without any such action being announced or taken.

“CFIUS Declaration” shall mean a declaration submitted to CFIUS pursuant to 31 C.F.R. § 800.403.

“CFIUS Notice” shall mean a notice filed with CFIUS pursuant to 31 C.F.R. § 800.501.

“CFIUS Request” shall mean CFIUS’s requesting the submission of a CFIUS Declaration or the filing of a CFIUS Notice, or otherwise notifying one or more of the Parties of the commencement of a CFIUS review under the DPA with respect to one or more of the Transactions contemplated by this Agreement.

“CFIUS Transactions” shall mean the Transaction or Transactions contemplated by this Agreement with respect to which CFIUS has provided a CFIUS Request.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions in countries in which any of the Group Companies operate; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Applicable Legal Requirements (or any interpretation thereof) after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in interest rates or economic, political, business or financial market conditions in the United States, Israel or anywhere else in the world that affect the principal industries and markets in which any of the Group Companies operates; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (ix) any action taken by, or at the request of, SPAC; provided, however, that if a change or effect related to clauses (i), (ii), and (iv) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

Sch. A – page 7

“Company Ordinary Shares” shall mean the ordinary shares, with par value of NIS 0.01 per share the Company.

“Company Preferred A Shares” shall mean the Series A Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred A-1 Shares” shall mean the Series A-1 Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred B Shares” shall mean the Series B Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred B-1 Shares” shall mean the Series B-1 Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred C Shares” shall mean the Series C Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred D Shares” shall mean the Series D Preferred Share, with par value of NIS 0.01 per share the Company.

“Company Preferred D-1 Shares” shall mean the Series D-1 Preferred Share, with par value of NIS 0.01 per share of the Company.

“Company Preferred Shares” shall mean, collectively, the Company Preferred A Shares, the Company Preferred A-1 Shares, the Company Preferred B Shares, the Company Preferred B-1 Shares, the Company Preferred C Shares, the Company Preferred D Shares and the Company Preferred D-1 Shares.

“Company Shares” shall mean, collectively, the Company Ordinary Shares and the company Preferred Shares.

“Company Shareholder” shall mean the holders of ordinary shares of the Company at the Effective Time following the consummation of the Capital Restructuring.

“Company Shareholder Approval” shall mean (a) approval by the holders of at least a majority of the Company Shares on an as converted basis to approve the Stock Split; (b) approval by the holders of at least sixty-six percent (66%) of the issued and outstanding Company Preferred Shares to approve the listing of the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq; (c) approval by the holders of at least the majority of each of: (i) the Preferred A Shares; (ii) the Preferred A-1 Shares; (iii) the Preferred B Shares and the Preferred B-1 Shares (voting together as a single class); (iv) the Preferred C Shares; (v) the Preferred D Shares and the Preferred D-1 Shares (voting together as a single class), in each case of clause (c), to approve the Company Preferred Share Conversion for such series of Company Preferred Shares; and (d) a waiver of preemptive rights from all “Major Shareholders” (as defined in the Company’s Articles of Association).

Sch. A – page 8

“Company Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the review, negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Agreements, in each case, whether paid or unpaid prior to the Closing; provided, that “Company Transaction Costs” shall not include any Transfer Taxes payable by the Company pursuant to Section 6.12(a).

“Company Transaction Proposals” shall mean (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the approval of the conversion of the Company Preferred Shares into Company Ordinary Shares and the effectiveness of the stock split in connection with the Capital Restructuring, (iii) the approval of the issuance of the Company Ordinary Shares issuable as Merger Consideration, (iv) the election of directors to the board of directors of the Company and entry into customary indemnification agreements with the directors of the Company, (v) approval of the Articles Amendment, (vi) the adoption of the Incentive Equity Plan and the ESPP, (vii) the increase of the number of Company Ordinary Shares reserved for issuance pursuant to the Incentive Equity Plan or the ESPP or in connection with the Stock Split, (viii) the execution and delivery by the Company of the Employment Agreements, if and to the extent that the Company enters into new Employment Agreements prior to the date of the Company Special Meeting, or any adjournments or postponements thereof, (ix) the execution and delivery by the Company of amended indemnification agreements with the Company’s directors and officers as of immediately following the Closing Date, (x) the purchase by the Company of a D&O Insurance Policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (xi) the appointment of the Company’s auditors, and (xii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrants” shall mean warrants for Company Shares.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of December 7, 2020, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in writing, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion Factor” shall mean the amount calculated in accordance with the methodology set forth on Exhibit D by which each Company Ordinary Share outstanding immediately following the Company Preferred Share Conversion will be multiplied in order to effect the Stock Split in accordance with Section 2.01(b).

Sch. A – page 9

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester or any other Applicable Legal Requirement in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, and all interim and final rules and regulations issued and effective thereunder.

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and the employees of the Company to be identified by the Company in forms and substance to be agreed to by the parties and the relevant employee between the date of execution of this Agreement and Closing to become effective upon the Closing.

“Environmental Law” shall mean any and all Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.03(a), (b), (c), (d)(ii) and (e) (Capitalization); Section 3.04 (Due Authorization) and Section 3.17 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (SPAC Subsidiaries); Section 4.03 (Capitalization); Section 4.04 (Due Authorization); Section 4.10 (Business Activities) and Section 4.22 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Innovation Authority, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

Sch. A – page 10

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, which shall include SPAC following the Closing.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material”, “contaminant”, “pollutant”, “hazardous waste”, “solid waste” or words of similar meaning or effect, including any radioactive materials, chlorinated solvents, petroleum, petroleum derivatives (or synthetic substitutes), petroleum byproducts, petroleum breakdown products, asbestos, asbestos containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all intellectual property (and rights therein and thereto) in any jurisdiction throughout the world including: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof (collectively, “Copyrights”); (d) all internet domain names, and social media usernames, handles and accounts, (collectively, “Domain Names”); (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) data, databases and data collections.

“intentional fraud” shall mean, with respect to a party to this Agreement, an actual and willful fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable), provided, that such actual and intentional fraud of such Party shall only be deemed to exist if the Party making such representation and warranty had actual knowledge (as opposed to imputed or constructive knowledge) that such representation and warranty made by such Party pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of SPAC, Article IV, was actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment, and such other Party did in fact rely on such representation or warranty and was damaged thereby.

Sch. A – page 11

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, and agreement with covenants not to assert) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any material Owned Intellectual Property, or (b) is granted by a third Person a license, immunity or other right in to any Intellectual Property that is material to the business of any Group Company; except in the case of each of (a) or (b), any Contract for: (i) Publicly Available Software, (ii) any third party Software that is generally commercially available to the public on standard terms, (iii) non-exclusive rights to use Company products or services (or any Trademarks in connection with the promotion or sale of Company products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the ordinary course of business, and (v) Intellectual Property developed by an employee or contractor engaged by such Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement.

“ITA” shall mean the Israel Tax Authority.

“ITO” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, and all rules and regulations promulgated thereunder, as amended.

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company or Merger Sub, the individuals listed on Schedule 1.01 of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 1.01 of the SPAC Disclosure Letter.

“Leakage” shall mean the aggregate amount of all distributions or payments of cash or other property made by the Group Companies during the Lock Box Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage or are made in the ordinary course of business: (a) other than the Stock Split, the Capital Restructuring and the other Transactions, the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Company Ordinary Shares or other securities of, or ownership interests in, the Company, or any payments in lieu of any of the foregoing (whether in cash or in kind), except in connection with the termination or resignation of any employees, officers and directors; (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees (in each case excluding grant of securities that are taken into account in the Conversion Factor) to any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by the Company of any amount that was owed to it by any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by the Company to any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) the member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (f) any indemnity or other contingent liability or obligation granted or assumed by the Company in favor of any equityholder of the Company or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons; (g) the creation of any Lien over any asset of the Group Companies in favor of any of the Company’s equityholders or to any Person who, to the Knowledge of the Company, is (i) a member, manager, equityholder or partner (in their capacity as such) of any such equityholders or (ii) any of their respective Affiliated Persons, unless such Lien is released at or prior to the Closing; and (h) the payment or incurrence of any Tax, fee, interest or cost by any Group Company as a result of any of the matters set out in (a) through (g) above.

Sch. A – page 12

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Legal Requirement, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock Box Period” shall mean the period from and including the date of this Agreement to and including the Closing.

“Minimum Cash Amount” shall mean an amount equal to Two Hundred and Twenty-Five Million Dollars ($225,000,000).

“Nasdaq” shall mean The Nasdaq Capital Market.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

Sch. A – page 13

“Owned Intellectual Property” shall mean all Intellectual Property which any of the Group Companies has (or purports to have) an ownership interest.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permitted Leakage” shall mean (a) any compensation or benefits (including severance or termination benefits), or reimbursement of costs or expenses, paid or payable to or for the benefit of any equityholder of the Company or the members, managers or partners (in their capacity as such) of such equityholder, in each such case, who is also a director, officer, or employee of, or consultant to, any Group Company in connection with such Person’s services as a director, officer, employee or consultant, in each case, as paid in the ordinary course of business or otherwise permitted pursuant to Section 5.01 or Schedule 5.01 of the Company Disclosure Letter (including any Taxes paid by the Company in connection with any such amounts paid to such Person); (b) any payments made with the prior written consent of SPAC solely to the extent of the amount approved; (c) any indemnification of directors and officers of the Group Companies pursuant to indemnification agreements existing as of the date of this Agreement or otherwise disclosed in Schedule 5.01 of the Company Disclosure Letter; (d) any transactions consummated in connection with the Capital Restructuring or otherwise contemplated by this Agreement; (e) any Leakage to the extent not exceeding One Million Dollars ($1,000,000) in the aggregate or otherwise disclosed in Schedule 5.01 of the Company Disclosure Letter; (f) any Tax on the foregoing; and (g) any issuance of securities of the Company that is taken into account in the calculation of the Conversion Factor.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements or the SPAC Financial Statements, as applicable, in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 3.21(a)(ii) of the Company Disclosure Letter; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data”, “personally identifiable information”, “PII” or all information that identifies or could be used to directly or indirectly identify an individual person.

Sch. A – page 14

“Privacy Laws” shall mean Applicable Legal Requirements relating to the Processing of Personal Information, including the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018, the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, Israel’s Protection of Privacy Law 5741-1981, and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“Publicly Available Software” shall mean any Software (or portion thereof) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of , dated as of November 24, 2020, by and among SPAC, the Sponsor and the Holders party thereto.

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the shares of Company Ordinary Shares that constitute the Merger Consideration.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Subsidiaries, Representatives, and each of their respective successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Software” shall mean all computer software, applications, and programs, including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

Sch. A – page 15

“SoftWheel Business” shall mean all of the activities, operations and assets of the Group Companies related to their wheelchair and bicycle wheel business known as “SoftWheel.”

“SPAC A&R Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SPAC, dated November 24, 2020, as may be amended, modified or supplemented from time to time.

“SPAC Class B Conversion Ratio Adjustment” shall have the meaning assigned to such term in the Sponsor Letter Agreement attached hereto as EXHIBIT E.

“SPAC Liabilities” shall mean, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Costs.

“SPAC Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence, that, individually or when aggregated with other changes, events, states of facts, developments or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; or (b) is reasonably likely to prevent or materially delay or materially impede the ability of SPAC to consummate the Transactions; provided, however, that no change or effect arising out of any of the following shall constitute a SPAC Material Adverse Effect pursuant to clause (a): (i) changes attributable to the public announcement or pendency of the Transactions; (ii) changes or proposed changes in Applicable Legal Requirements after the date of this Agreement; (iii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or (v) any failure to meet any projections, forecasts, guidance, estimates, milestones or financial predictions of cash position, provided that this clause (v) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a SPAC Material Adverse Effect.

“SPAC Public Warrants” shall mean the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Stockholder” shall mean a holder of SPAC Shares or SPAC Preference Shares, as applicable.

“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Legal Requirements and SPAC’s Organizational Documents.

“SPAC Shares” shall mean the SPAC Class A Shares, the SPAC Class B Shares and the SPAC Preference Shares.

“SPAC Sponsor Warrants” shall mean the warrants sold by SPAC to the Sponsor in connection with SPAC’s initial public offering that entitle the Sponsor to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

Sch. A – page 16

“SPAC Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions or the consummation of SPAC’s initial public offering, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of SPAC, (b) deferred underwriting fees, costs and expenses from SPAC’s initial public offering and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any other Transaction Agreements, in each case, whether paid or unpaid prior to the Closing.

“SPAC Transaction Proposals” shall mean (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger and the PIPE Investment, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub) and (iii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Share and one-half (1/2) of one SPAC Public Warrant.

“SPAC Warrants” shall mean the SPAC Public Warrants and the SPAC Sponsor Warrants.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, Sections 291 and 291A of the Israeli Penal Law, 1967, and other Applicable Legal Requirements relating to bribery or corruption; (b) all Applicable Legal Requirements imposing economic or financial sanctions on any Person, including all Applicable Legal Requirements administered by OFAC or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the State of Israel, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Applicable Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.

“Sponsor” shall mean 10X Capital SPAC Sponsor I LLC, a Delaware limited liability company.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

Sch. A – page 17

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, VAT, ad valorem, transfer, franchise, withholding, severance, social security (including national health insurance), payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability or operation of law or Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision under state, local, or foreign law).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Transaction Agreements” shall mean this Agreement, the Investors’ Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Articles Amendment, the Sponsor Letter Agreement, the Intercompany Loan Agreement, the Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.

“Unpaid SPAC Liabilities” means the outstanding SPAC Liabilities.

“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between Continental and SPAC.

Sch. A – page 18

Exhibit A

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

----------------

ARTICLES OF ASSOCIATION

OF

REE AUTOMOTIVE LTD.

As Adopted on _____, 2021

Preliminary

1.	Definitions; Interpretation.

(a) In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;

“Closing Date”	shall mean [●], 2021.

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean REE Automotive Ltd.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at a given time.

“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“Securities Law”	shall mean the Israeli Securities Law 5728-1968 and the regulations promulgated thereunder.

“Shareholder(s)”	shall mean the shareholder(s) of the Company, at a given time.

(b) Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day or business days shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d) The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

Limited Liability

2.	The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

Company’s Objectives

3.	Objectives.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

Share Capital

5.	Authorized Share Capital.

The authorized share capital of the Company shall consist of (i) [●] Class A Ordinary Shares, without par value (the “Class A Shares”) and (ii) [●] Class B Ordinary Shares, without par value (the “Class B Shares”, and together with the Class A Shares, the “Shares”). The rights, powers and preferences of the Class A Shares and Class B Shares shall be as set forth in these Articles.

6.	Increase of Authorized Share Capital.

(a) The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b) Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

7.	Special or Class Rights; Modification of Rights.

(a) Subject to Section 7A(d) below, the Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b) If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares; provided, however, that any modification to the rights attached to the Class B Shares shall require approval of Shareholders holding 100% of the then issued Class B Shares.

(c) The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33⅓%) of the issued shares of such class, provided, however, that if such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and which at the time of such meeting the Company is a “foreign private issuer” under U.S. securities laws, the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty five percent (25%) of the issued shares of such class; provided, however, that at all time the requisite quorum at any such separate General Meeting of the Class B Shares shall be two or more Shareholders present in person or by proxy and holding not less than a majority of the issued shares of such class.

(d) Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class; provided, however, that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Shares.

7A.	Class B Shares.

Issuance

(a) From and after the effective time of these Articles, additional Class B Shares may be issued only to, and registered in the name of, (i) Daniel Barel and Ahishay Sardes (each a “Founder” and, together, the “Founders”) and (ii) any Permitted Class B Owner.

Voting Power

(b) Except as otherwise provided in these Articles or otherwise required by applicable law, each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share held and each holder of Class B Shares shall be entitled to ten (10) votes for each Class B Share held, in each case, as of the applicable date on any matter whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means. Notwithstanding anything herein to the contrary, in no event shall the aggregate voting power of a holder of Class B Shares exceed the maximum voting power permitted under applicable law without effecting a tender offer.

Suspension

(c) All outstanding Class B Shares owned by a Founder shall (A) automatically and without further action on the part of the Company or any holder of Class B Shares, be suspended for no consideration and shall thereafter have no further voting power, and such shares shall not be re-instated by the Company in the event that all Class A Shares that are then held by the Permitted Class B Owners (including without limitation all Class A Shares that are the subject of vested or unvested options or other equity awards held by such Founder) represent less than 33% of the Base Class A Shares (as defined below) of such Founder; and (B) be subject to suspension by the Company (without consideration) on the date of the occurrence of one of the conditions (i) OR (ii) below (the “Trigger Conditions”) (the “Founder Termination Anniversary Date”):

(i)

A.	the earliest to occur of (a) such Founder’s employment as an officer of the Company being terminated not for Cause (as defined below), (b) such Founder resigns as an officer of the Company, or (c) due to death or Permanent Disability (as defined below), provided, however, in such event, such Founder’s Class B Shares shall be transferred automatically to the other Founder if the other Founder continues to hold Class B Shares at such time; AND

B.	such Founder no longer serves as a member of the Board of Directors.

OR

(ii) ninety (90) days following the date on which such Founder’s employment as an officer of the Company is terminated for Cause; provided, however, that if, prior to the expiration of such ninety-day period, (a) the Board of Directors repeals its determination that such Founder was terminated for Cause or determines that the Cause had been cured, then the provisions of clause (i) above shall apply, or (b) such Founder commences legal proceedings with the competent judicial forum to determine that such determination by the Board of Directors of termination for Cause, was improper or incorrect, then such Founder shall retain its Class B Shares until the earlier of (y) the issuance of a final unappealable judgment confirming the determination of the Board of Directors and (z) the abandonment of such proceedings.

Protective Provisions

(d) The Company shall not, without the prior affirmative vote of 100% of the outstanding Class B Shares, voting as a separate class, in addition to any other vote required by applicable law or these Articles:

(i) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares;

(ii) reclassify any outstanding Class A Shares into shares having the right to have more than one (1) vote for each share thereof, except as required by law;

(iii) issue any Class B Shares (other than (i) Class B Shares originally issued by the Company after the Closing Date pursuant to the exercise or conversion of options or warrants that, in each case, are outstanding as of the Closing Date and (ii) Class B Shares issued to a Founder simultaneously with each Class A Share issued to such Founder); or

(iv) authorize, or issue any shares of, any class or series of the Company’s share capital having the right to more than one (1) vote for each share thereof.

Transfer

(e)  Class B Shares may not be Transferred (as defined below) other than to a Permitted Class B Owner (a “Permitted Transfer”).

(f) Any purported transfer of Class B Shares in violation of this Article 7A shall be null and void. If, notwithstanding the limitations set out in this Section 7A, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of Class B Shares in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such Class B Shares and the purported transfer shall not be recognized by the Company’s transfer agent.

(g) Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire Class B Shares, or has purportedly transferred or acquired Class B Shares, in each case in violation of the limitations set out in this Article 7A, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company, including without limitation, to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(h) The Board of Directors shall have all powers necessary to implement the limitations set out in this Section 7A, including without limitation, the power to prohibit transfer of any Class B Shares in violation thereof.

(i) All certificates or book-entries representing Class B Shares shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE ARTICLES OF ASSOCIATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).

No Other Rights

(j) Except for the special voting rights set forth herein the Class B Shares shall not bestow upon the holder(s) thereof any other rights, preferences, or privileges under these Articles or otherwise.

Definitions

(k) For purposes of this Article 7:

(i) “Base Class A Shares” shall mean the number of Class A Shares held by the Permitted Class B Owners equal to (i) the number of issued and outstanding Class A Shares held by the Permitted Class B Owners as of immediately following the effective time of these Articles, plus (ii) all Class A Shares that are the subject of vested or unvested options or other equity awards held by the Founders as of immediately following the effective time of these Articles (“Founder Awards”), less (iii) any Class A Shares that are subject to Founder Awards that have performance-based vesting conditions that subsequently fail to vest.

(ii) A termination for “Cause” shall occur thirty (30) days after written notice by the Company to a Founder (based upon the unanimous decision of the Board of Directors, other than such Founder) of a termination for Cause if such Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective ten (10) days after the date the Company delivers notice of such termination for Cause. “Cause” shall mean the Company’s termination of a Founder’s employment with the Company or any of its subsidiaries as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by such Founder in connection with or relating to such Founder’s employment with the Company or any of its subsidiaries; (ii) theft or misappropriation of property, information or other assets by such Founder in connection with such Founder’s employment with the Company or any of its subsidiaries which results in or would reasonably be expected to result in or would reasonably be expect to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; (iii) such Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; (iv) such Founder’s use of alcohol or drugs while working that materially interferes with the ability of such Founder to perform such Founder’s material duties hereunder; (v) such Founder’s material breach of a material Company policy, or material breach of a Company policy that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; or (vi) such Founder’s material breach of any of his obligations under the employment agreement between such Founder and the Company, as in effect from time to time (the “Founder Employment Agreement”); provided, that, for clauses (i) – (vi) above, the Company delivers written notice to such Founder of the condition giving rise to Cause within ninety (90) days after its initial occurrence.

(iii) “Permanent Disability” shall mean a permanent and total disability such that a Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(iv) “Permitted Class B Owner” shall mean (i) entities, directly or indirectly, wholly-owned by (or in the case of a trust solely for the benefit of) a Founder, (ii) a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree, and (iii) the other Founder solely upon the death or Permanent Disability of the other Founder; provided that in the case of subparagraphs (i) and (ii) the Founder retains the sole power to vote the Class B Shares held by such entity or spouse.

(v) “Transfer” of a Class B Share shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a Class B Share to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of Class B Shares by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares shall not constitute a Transfer within the meaning of this Article VIIA. A “Transfer” shall also be deemed to have occurred with respect to a Class B Share beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a permitted hereunder.

(vi) “Voting Control” shall mean, with respect to a Class B Share, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

8.	Consolidation, Division, Cancellation and Reduction of Share Capital.

(a) The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i) consolidate all or any part of its issued or unissued authorized share capital;

(ii) divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii) cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv) reduce its share capital in any manner.

(b) With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;

(ii) issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii) redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v) cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

(c) If the Company in any manner subdivides, combines or reclassifies the outstanding shares of one class of Ordinary Shares, the outstanding shares of the other class of Ordinary Shares will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Ordinary Shares may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding Class A Shares and the holders of 100% of the Class B Shares, each voting separately as a class.

9.	Issuance of Share Certificates, Replacement of Lost Certificates.

(a) To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b) Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d) A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	Issuance and Repurchase of Shares.

(a) The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit; provided, however, that this Article 11(a) shall not apply to Class B Shares.

(b) Other than with respect to the Class B Shares, the Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.	Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	Calls on Shares.

(a) The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b) Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c) If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d) Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e) Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f) Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.	Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.	Forfeiture and Surrender.

(a) If any shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b) Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c) Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e) Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f) Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.

(g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	Lien.

(a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b) The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his or her executors or administrators.

(c) The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.	Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

Transfer of Shares

19.	Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

20.	Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

21.	Decedents’ Shares.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

22.	Receivers and Liquidators.

(a) The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b) Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

23.	General Meetings.

(a) An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b) All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c) If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.	Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.	Shareholder Proposal Request.

(a) Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b) The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c) The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, on any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d) Notwithstanding anything to the contrary herein, this Article 25 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the total voting power of the Shareholders.

26.	Notice of General Meetings; Omission to Give Notice.

(a) The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b) The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c) No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d) In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

Proceedings at General Meetings

27.	Quorum.

(a) No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b) In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33⅓%) of the voting power of the Company, provided, however, that with respect to any General Meeting that was initiated by and convened pursuant to a resolution adopted by the Board of Directors and which at the time of such General Meeting the Company is a “foreign private issuer” under US securities laws, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder. Notwithstanding the foregoing, a quorum for any General Meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Shares if such shares are outstanding.

(c) If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum. Notwithstanding the foregoing, a quorum for any adjourned General Meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Shares if such shares are outstanding.

28.	Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).

29.	Adoption of Resolutions at General Meetings.

(a) Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b) Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c) A defect in convening or conducting a General Meeting other than with respect to the existence of a quorum, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d) A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting); provided that the Board of Directors may only adjourn or postpone a meeting with the unanimous consent of all members of the Board of Directors.

31.	Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote:

(a) except as otherwise provided in these Articles or otherwise required by the Companies Law, each Shareholder holding Class A Shares and Class B Shares shall at all times vote together as one class on all matters (including the election of directors); and.

(b) each Shareholder of Class A Shares shall be entitled to one vote for each Class A Share held as of the applicable record date on any matter whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means, and each Shareholder of Class B Shares shall be entitled to ten votes for each Class B Share held as of the applicable record date on any matter whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.	Voting Rights.

(a) No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b) A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c) Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e) If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

Proxies

33.	Instrument of Appointment.

(a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)

Being a shareholder of REE Automotive Ltd. hereby appoints

of
	(Name of Proxy)		(Address of Proxy)

as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person's duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b) Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

34.	Effect of Death of Appointor of Transfer of Share and or Revocation of Appointment.

(a) A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b) Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

Board of Directors

35.	Powers of the Board of Directors.

(a) The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b) Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.	Exercise of Powers of the Board of Directors.

(a) A meeting of the Board of Directors at which a quorum is present in accordance with Article 45 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b) Unless otherwise set forth herein, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c) The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

37.	Delegation of Powers.

(a) The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons who are Directors, and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers to a sub-committee of Directors or to an individual Director.

(b) The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.	Number of Directors.

(a) The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than eleven (11), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the General Meeting.

(b) Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the total voting power of the Shareholders.

39.	Election and Removal of Directors.

(a) The Directors, including the External Directors (if any were elected), shall be elected by a resolution adopted at the General Meeting at which they are subject to election. A Director may only be removed by resolution adopted at a General Meeting.

(b) At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, each Nominee or Alternate Nominee elected at such Annual General Meeting to serve as a Director whose term shall have expired or who shall have been removed from office at such Annual General Meeting shall be elected to hold office until the Annual General Meeting next succeeding his or her election, unless removed earlier by resolution adopted at a General Meeting, and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c) Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (g) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(d) Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(e), Article 25 and applicable law. A Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the SEC); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(e) The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election.

(f) Notwithstanding anything to the contrary herein, this Article 39 and Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the total voting power of the Shares.

(g) Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.	Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.	Continuing Directors in the Event of Vacancies.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office. Notwithstanding anything to the contrary herein, this Article 41 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the total voting power of the Shareholders.

42.	Vacation of Office.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a) ipso facto, upon his or her death;

(b) if he or she is prevented by applicable law from serving as a Director;

(c) if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d) if his or her directorship expires pursuant to these Articles and/or applicable law;

(e) by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least sixty-five percent (65%) of the total voting power of the Shares (with such removal becoming effective on the date fixed in such resolution);

(f) by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g) with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

43.	Conflict of Interests; Approval of Related Party Transactions.

(a) Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b) Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

Proceedings of the Board of Directors

44.	Meetings.

(a) The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b) A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days' notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c) Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d) Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.	Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time forty-eight (48) hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within thirty (30) minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of then serving directors is up to five (5), and any three (3) Directors, if the number of then serving directors is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.	Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.	Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification [except quorum].

Chief Executive Officer

48.	Chief Executive Officer.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

Minutes

49.	Minutes.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

Dividends

50.	Declaration of Dividends.

The Board of Directors may from time to time declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto. Notwithstanding the foregoing, no dividends shall be declared or paid with respect to the Class B Shares.

51.	Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.	Interest.

No dividend shall carry interest as against the Company.

53.	Payment in Specie.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

54.	Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.	Retention of Dividends.

(a) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

Accounts

59.	Books of Account.

The Company's books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.	Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.	Fiscal Year.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

Supplementary Registers

62.	Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Exemption, Indemnity and Insurance

63.	Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a) a breach of duty of care to the Company or to any other person;

(b) a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c) a financial liability imposed on such Office Holder in favor of any other person; and

(d) any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).

64.	Indemnity.

(a) Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i) a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii) reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii) reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and

(iv) any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).

(b) Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i) Sub-Article 64(a)(i) to 64(a)(iv); and

(ii) Sub-Article 64(a)(i), provided that:

A. the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

B. the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.	Exemption.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

66.	General.

(a) Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b) The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Lock –Up

67.	Lock-Up.

Notwithstanding anything to the contrary herein, and subject only to the exceptions set forth in Article 68 [and the IRA], other than with the written consent of the Company, each Shareholder as of immediately prior to the time these Articles have become effective (but after giving effect to the stock split as contemplated pursuant to the Agreement and Plan of Merger, dated as of [●], 2021, by and among the Company, [Merger Sub] and [10XAcquisition Corp.] (such time, the “Lock-Up Effective Time,” and each such Shareholder, a “Locked-Up Shareholder”) shall not be entitled to Transfer any Shares held by such Locked-Up Shareholder (“Locked-Up Shares”) or any instruments exercisable or exchangeable for, or convertible into, such Locked-Up Shares, in each case until a date that is one hundred and eighty (180) days following the Lock-Up Effective Time (the “Lock-Up Period”). For purposes of this Article 67 and Article 68 “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended, with respect to the Locked-Up Shares, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Locked-Up Shares, whether any such transaction is to be settled by delivery of such Locked-Up Shares, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

68.	Permitted Transfers.

Each Locked-Up Shareholder and its Permitted Transferees may Transfer the Locked-up Shares during the Lock-up Period (a) if such Locked-Up Shareholder is an individual, (i) to an immediate family member, a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (ii) by will, testamentary document, intestacy or by virtue of laws of descent and distribution upon the death of such Locked-Up Shareholder, or (iii) pursuant to a qualified domestic relations order or in connection with a divorce settlement or any related court order, (b) if such Locked-Up Shareholder is corporation, limited liability company, partnership, trust or other entity, to any shareholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of such Locked-Up Shareholder, (c) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, (d) consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company as of immediately prior to such consolidation, merger or other similar transaction ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, (e) if such Shares were acquired by such Locked-Up Shareholder in open market transactions following the date hereof, (f) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase Ordinary Shares held by such Locked-Up Shareholder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise; provided that any Ordinary Shares issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement; or (g) in connection with the conversion or reclassification of the outstanding preferred shares held by such Locked-Up Shareholder into Ordinary Shares in connection with the closing of the Merger; provided that any such Ordinary Shares received upon such conversion or reclassification shall remain subject to the provisions of this Letter Agreement; provided, however, that, in the case of clauses (a) and (b), such transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein; and provided further with respect to clauses (a) and (b), that any such transfer shall not involve a disposition for value..

Notwithstanding anything to the contrary herein, each Locked-Up Shareholder may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) after the date of this Letter Agreement relating to the sale of such Locked-Up Shareholder’s Shares, provided that the securities subject to such plan may not be transferred until after the expiration of the Lock-Up Period; provided further, that no filing by the undersigned, the Company or any other person under the Exchange Act or other public announcement in connection with the establishment or existence of such plan shall be required or shall be made voluntarily prior to the expiration of the Lock-Up Period.

For the purposes of this Article 68 (i) “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin; and (ii) “Permitted Transferees” shall mean with respect to any Locked-Up Shareholder any other entity which controls, is controlled by, or is under common control with, such Locked-Up Shareholder, and as to any Locked-Up Shareholder which is a partnership, its partners and affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner.

Such Locked-Up Shareholder will be subject to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Locked-Up Shareholder’s Shares except in compliance with the foregoing restrictions.

Winding Up

69.	Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder. Notwithstanding the foregoing, the Class B shares shall not be entitled to any distribution hereunder.

Notices

70.	Notices.

(a) Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b) Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c) Any such notice or other document shall be deemed to have been served:

(i) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii) in the case of personal delivery, when actually tendered in person, to such addressee;

(iv) in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d) If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 7070.

(e) All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f) Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g) Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i) if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii) on the Company’s internet site.

(h) The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

Amendment

71.	Amendment.

Any amendment of these Articles shall require the approval of the General Meeting of shareholders in accordance with these Articles.

Forum for Adjudication of Disputes

72.	Forum for Adjudication of Disputes.

(a) Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the U.S. Securities Act of 1933, as amended, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended; and (b) unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

*              *              *

Exhibit B

EXECUTION VERSION

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the 3rd day of February 2021, by and among REE Automotive Ltd., a company organized under the laws of the State of Israel, the number of which is 514557339 (the “Company”), and the Company’s Holders who have executed a signature page or Joinder Agreement (as defined below) to this Agreement (the “Shareholders”).

WITNESSETH:

WHEREAS, the Company, 10X Capital SPAC Sponsor I LLC, a Delaware limited liability company (“Sponsor”), and 10X Capital Venture Acquisition Corp., a Delaware corporation (“SPAC”), are parties to that certain Registration Rights Agreement, dated as of November 24, 2021, as amended (the “Previous Sponsor Agreement”);

WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Reorganization, dated as of February 3, 2021 by and among the Company, Spark Merger Sub Inc., a Delaware corporation (the “Merger Sub”), and SPAC (the “Merger Agreement”), (x) each of the Merger Sub and SPAC desire that, effective upon the Closing (as defined below), the Previous Sponsor Agreement shall be cancelled and shall be of no further force and effect, and (y) each of the Major Shareholders, Sponsor and the Company desire that, effective upon the Closing (as defined below), the Major Shareholders and Sponsor shall benefit from registration rights and be subject to the restrictions set forth herein;

WHEREAS, this Agreement is being executed concurrently with the entry into the Merger Agreement and will become effective upon the Closing (as defined below); and

WHEREAS, the Shareholders and the Company desire to set forth certain matters regarding the ownership of the shares of the Company as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. Affirmative Covenants.

1.1 Confidentiality. Each Shareholder agrees that any information obtained pursuant to this Agreement (including any information about any proposed registration or offering pursuant to Section 2 or Section 3) will not be disclosed or used for any purpose other than the exercise of rights under this Agreement without the prior written consent of the Company; provided, that each Shareholder may disclose any such information on a confidential basis to its directors, officers, employees and representatives.

2. Registration. The following provisions govern the registration of the Company’s securities:

2.1 Definitions. As used herein, the following terms have the following meanings:

2.1.1 “10X Founder Shares” means 5,031,250 shares of SPAC’s Class B common stock, par value $0.0001 per share, held by the Sponsor prior to the Business Combination and subject to adjustment in connection therewith.

2.1.2 “10X Sponsor Warrants” means warrants to purchase 5,500,000 shares of SPAC’s Class A Common Stock, par value $0.0001 per share, issued to the Sponsor in a private placement transaction exempt from registration under the Securities Act occurring simultaneously with the closing of the SPAC’s initial public offering and subject to adjustment in connection with the Business Combination.

2.1.3 “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

2.1.4 “Class B Shares” means, following the Closing Date, the Class B Ordinary Shares, without par value, of the Company issued to the Company Founders.

2.1.5 “Closing” means the closing of the Business Combination.

2.1.6 “Closing Date” means the date of the Closing.

2.1.7 “Company Founders” means Daniel Barel and Ahishay Sardes.

2.1.8 “Company Founder Lock-up Period” shall mean, with respect to the Company Founder Shares (x) the earlier of (a) one year from the Closing and (b) when the closing price of the Ordinary Shares is equal to or greater than $13.00 for any 20 trading days within a 30-trading day period (provided that if such condition is satisfied during the first six months from the Closing Date, such restriction on transfer will not lapse until the six-month anniversary of the Closing), or (y) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

2.1.9 “Company Founder Shares” means the Company’s Ordinary Shares held by the Company Founders immediately following the Closing Date.

2.1.10 “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

2.1.11 “Form F-3” means Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC after the date thereof or, if the Company is at any time not a foreign private issuer, Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

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2.1.12 “Holder” means any Shareholder that is party to this Agreement and holds outstanding Registrable Securities.

2.1.13 “Holder Lock-up Period” shall mean with respect to the Holders (other than the Company Founders and the Sponsor) and their respective Permitted Transferees, the period beginning on the Closing Date and ending on the date that is 180 days following the Closing Date.

2.1.14 “Holder Lock-up Shares” shall mean with respect to the Holders (other than the Company Founders and the Sponsor) and their respective Permitted Transferees, the Ordinary Shares held by such Holders prior to the Closing (excluding, for the avoidance of doubt, any Ordinary Shares purchased in a private placement in connection with the Business Combination or acquired in the public market following the Closing) and any Ordinary Shares issuable upon conversion or exercise of warrants, options or any other instrument held by the Holders as of immediately prior to the Closing (excluding, for the avoidance of doubt, any warrants exercisable for Ordinary Shares purchased in a private placement in connection with the Business Combination).

2.1.15 “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

2.1.16 “Initiating Holders” means (a) the Major Shareholder Initiating Holders or (b) Sponsor.

2.1.17 “Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A.

2.1.18 “Major Shareholder” means any Holder that (a) is listed on Schedule 1 attached hereto and (b) holds at least five percent (5%) of the Company’s issued and outstanding share capital.

2.1.19 “Major Shareholder Initiating Holders” means Major Shareholders holding more than ten percent (10%) of the then-outstanding Registrable Securities.

2.1.20 “Ordinary Shares” means, following the Closing Date, the Class A Ordinary Shares, without par value, of the Company.

2.1.21 “Register”, “registered” and “registration” refer to a registration effected by filing a Registration Statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such Registration Statement, or the equivalent actions under the laws of another jurisdiction.

2.1.22 “Registrable Securities” means (i) the Sponsor Shares; (ii) the Sponsor Warrants and the Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (iii) Ordinary Shares owned by any Holder party hereto, including any Ordinary Shares issuable upon the exercise of warrants, and (iv) any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, further, that Ordinary Shares shall cease to be Registrable Securities on the later to occur of (x) as to any Holder that holds more than 5% of then outstanding Ordinary Shares, 2 years after the date of the Business Combination and (y) when they are freely saleable without registration by the holder thereof pursuant to Rule 144 (without the need for any manner of sale requirement or volume limitation and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable)) or sold pursuant to Rule 144 or a Registration Statement. For the avoidance of doubt, Class B Shares shall not be considered “Registrable Securities”.

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2.1.23 “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

2.1.24 “SEC” means the Securities and Exchange Commission.

2.1.25 “Securities Act” means the Securities Act of 1933, as amended.

2.1.26 “Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

2.1.27 “Sponsor Lock-up Period” shall mean, with respect to the Sponsor Shares held by the Sponsor, (i) with respect to 25% of such shares, 90 calendar days following the Closing Date, and (ii) with respect to 75% of such shares (x) the earlier of (a) one year from the Closing and (b) when the closing price of the Ordinary Shares is equal to or greater than $13.00 for any 20 trading days within a 30-trading day period (provided that if such condition is satisfied during the first six months from the Closing Date, such restriction on transfer will not lapse until the six-month anniversary of the Closing), or (y) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

2.1.28 “Sponsor Lock-up Warrants” shall mean, with respect to the Sponsor and its Permitted Transferees, (i) the Sponsor Warrants and (ii) any Ordinary Shares issued upon exercise of such warrants.

2.1.29 “Sponsor Lock-up Warrants Period” shall mean, with respect to the Sponsor and its Permitted Transferees, the period beginning on the Closing Date and ending on the date that is thirty (30) days after the Closing Date.

2.1.30 “Sponsor Shares” means Ordinary Shares issued to the Sponsor on account of the 10X Founder Shares at the Closing.

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2.1.31 “Sponsor Warrants” means warrants issued to the Sponsor on account of the 10X Sponsor Warrants at the Closing.

2.1.32 “Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Irrevocable Transfer Agent Instructions and any other documents or agreements explicitly contemplated hereunder.

2.1.33 “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (x) public announcement of any intention to effect any transaction specified in clause (x) or (y).

2.2 Piggy-back Registration. If the Company at any time beginning upon (but excluding) the Closing Date proposes to register any of its Ordinary Shares (other than (w) a shelf registration to register Ordinary Shares issued to investors in a private placement in connection with the Business Combination, (x) a demand registration under Section 2.3, Section 2.4 or Section 2.5 of this Agreement, (y) in connection with a registration on Form S-8 or (y) pursuant to Form F-4 or S-4 in connection with a business combination or exchange offer or pursuant to exercise or conversion of outstanding securities) or to undertake an underwritten public offering of its securities pursuant to an effective Registration Statement (a “Shelf Takedown”) it shall give written notice to all Holders of such intention not less than ten (10) days before the anticipated filing date of the applicable Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities of the same type as are included in the Registration Statement as such Holders may request in writing. Upon the written request of any Holder given within seven (7) days after receipt of any such notice, the Company shall include in such registration or Shelf Takedown all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. The Company shall, in good faith, cause such Registrable Securities to be included in such registration or offering and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter(s) of such registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then shares will be included in such registration or Shelf Takedown up to such limitation in the following order or priority: (i) first, all Ordinary Shares that were being registered by the Company or pursuant to the exercise of demand rights by holders not party to this Agreement, (ii) second, all Registrable Securities held by the Holders must be included in such registration (pro rata to the respective number of Registrable Securities held by the Holders) and (iii) third, any other shares of the Company to be offered by any other holders will be included in such registration. The piggyback rights of the Holders under this Section may be exercised an unlimited number of times. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Registration Statement pursuant to this Section 2.2 by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

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2.3 Demand Registration. At any time following the Closing and expiration or waiver of any lockup applicable to such Holders party hereto, the Initiating Holders may request in writing that all or part of the Registrable Securities held by them shall be registered under the Securities Act (a “Demand Registration”). Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within seven (7) days after the receipt of the Company’s notice; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. Thereupon, the Company shall effect the registration of all Registrable Securities as to which it has received requests for registration as soon as practicable; provided that (i) the Company shall not be required to effect any registration under this Section 2.3 (x) within a period of ninety (90) days following the effective date of a previous registration and (y) with respect to Registrable Securities with a total offering price not reasonably expected to exceed, in the aggregate, $50 million, and (ii) this provision shall not apply if a shelf registration on Form F-3 has been filed pursuant to Section 2.5 and is effective and available for use. The Company shall not be required to effect more than (A) two (2) registration under this Section 2.3 requested by the Sponsor and (B) three (3) registrations under this Section 2.3 requested by the Major Shareholder Initiating Holders. If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors (the “Board”) it would be seriously detrimental to the Company or its shareholders for a registration under this Section 2.3 to be effected at such time, the Company shall have the right to defer such registration for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders under this Section 2.3, provided that the Company shall not utilize this right more than once in any twelve (12) month period. The Initiating Holders may elect to withdraw from any offering pursuant to this Section 2.3 by giving written notice to the Company and the underwriter(s) of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the Initiating Holders withdraw from a proposed offering relating to a Demand Registration then either the Initiating Holders shall reimburse the Company for the costs associated with the withdrawn Demand Registration (in which case such registration shall not count as a Demand Registration provided for in this Section 2.3) or such withdrawn registration shall count as a Demand Registration provided for in this Section 2.3.

Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation on the dollar amount or the number of shares to be underwritten, then the amount of Registrable Securities proposed to be registered shall be reduced pro rata to the respective number of Registrable Securities held by the Holders; provided that in any event all Registrable Securities held by the Initiating Holders and any other Holders that elect to participate in any such registration must be included in such registration (pro rata based on the total amount of Registrable Securities held by each such Initiating Holder or other Holder, as applicable) prior to any other shares of the Company, including shares held by persons other than Holders. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 2.3 unless permitted to do so by the written consent of the Initiating Holders.

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2.4 F-1 Registration Statement. If the SEC publicly announces or informs the Company that Rule 144(i) applies to the Company, the following provision shall apply. The Company shall, as soon as practicable after such notice from the SEC, but in any event within thirty (30) days, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by any Holder from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) on the terms and conditions specified in this Section 2.4 and shall use its reasonable commercial efforts to cause such Registration Statement to be declared effective as expeditiously as possible after the filing thereof. The Registration Statement filed with the SEC pursuant to this Section 2.4 shall be on Form F-1, with respect to such Registrable Securities (the “Shelf”), and shall contain a prospectus in such form as to permit (subject to the Lock-up) the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), or such other means of distribution of Registrable Securities as the Holders may reasonably specify, at any time beginning on the effective date for such Registration Statement; provided that the Company shall not be obligated to effect any such registration, qualification, compliance or offering, pursuant to this Section 2.4, if (i) the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-1 registration statement or any Shelf Takedown pursuant thereto to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-1 registration statement for a period of not more than ninety (90) days; provided that the Company shall not utilize this right more than once in any twelve (12) month period or (ii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such registration statement. The Company shall use its commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3. A Registration Statement filed pursuant to this Section 2.4 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder. Subject to the second succeeding sentence, as soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.4, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. The Holders may use such Form F-1 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form F-1 on an underwritten basis if requested by Initiating Holders (with any such request being deemed to be a demand pursuant to Section 2.3 and subject to the limits and rules set forth therein, mutatis mutandis). If requested by any Holder, the Company shall promptly file with the SEC such post-effective amendments or supplements to any such Form F-1 as may be necessary to name such Holder therein as a selling shareholder and otherwise permit such Holder to sell Registrable Securities thereunder. References to Form F-1 herein (or any “long-form” successor thereto) shall include references to Form S-1 (or any “long-form” successor thereto) if the Company ceases to be eligible to use Form F-1.

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2.5 Form F-3 Registration. In the event that the Company shall receive from any Major Shareholder or the Sponsor a written request or requests that the Company effect a shelf registration on Form F-3 with respect to Registrable Securities (if no Form F-3 is then on file and available for use by the Holders), the Company will within ten (10) days after receipt of any such request give written notice of the proposed registration to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within seven (7) days after the receipt of the Company’s notice; provided that no Holder who is subject to a lockup with respect to such Holder’s Registrable Securities shall have any right to have such Registrable Securities participate in such registration or offering except to the extent such lockup has expired or been waived. Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Major Shareholder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within seven (7) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification, compliance or offering, pursuant to this Section 2.5, (i) if Form F-3 is not available for such registration or offering; (ii) if the Company shall furnish to the requesting Major Shareholder a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form F-3 registration statement or Shelf Takedown pursuant thereto to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement or Shelf Takedown for a period of not more than ninety (90) days after receipt of the request of the Major Shareholder under this Section 2.5; provided that the Company shall not utilize this right more than once in any twelve (12) month period; or (iii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith. The Holders may use such Form F-3 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form F-3 on an underwritten basis if requested by Initiating Holders (with any such request being deemed to be a demand pursuant to Section 2.3 and subject to the limits and rules set forth therein, mutatis mutandis). If requested by any Holder or Major Shareholder, the Company shall promptly file with the SEC such post-effective amendments or supplements to any such Form F-3 as may be necessary to name such Holder or Major Shareholder therein as a selling shareholder and otherwise permit such Holder or Major Shareholder to sell Registrable Securities thereunder. References to Form F-3 herein (or any “short-form” successor thereto) shall include references to Form S-3 (or any “short-form” successor thereto) if the Company ceases to be eligible to use Form F-3.

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2.6 Designation of Underwriter. In the case of any registration effected pursuant to Section 2.3, the Company shall have the right to designate the managing underwriters in any underwritten offering, subject to the prior written approval of the Major Shareholders that hold a majority of the Registrable Securities held by the Initiating Holders, in each case, which shall not be unreasonably withheld, conditioned or delayed. In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.7 Expenses. All expenses, including the reasonable fees and expenses of one counsel for the Initiating Holders in connection with any registration under Section 2.2, Section 2.3, Section 2.4 or Section 2.5 and one counsel for the Sponsor in connection with any registration under Section 3 shall be borne by the Company; provided that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.

2.8 Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2 or Section 3:

2.8.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder, any underwriter of such Holder, each person, if any, who controls the Holder or such underwriter and each of the foregoing person’s respective officers, directors, employees, partners, members, attorneys, advisors, agents or other representatives (a “Holder Indemnified Party”), from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which any such Holder Indemnified Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and the Company will reimburse such Holder Indemnified Party promptly upon demand, for any reasonable documented, out-of-pocket legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding or (iii) any violation of alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; provided that the Company will not be liable to any Holder Indemnified Party in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder Indemnified Party claiming for indemnification in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection 2.8.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Party and regardless of any sale in connection with such offering by the Holder Indemnified Party. Such indemnity shall survive the transfer of securities by a selling shareholder.

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2.8.2 Each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder and his or her intended method of distribution of Registrable Securities as the Company may reasonably request and will indemnify and hold harmless the Company, any underwriter for the Company, any other person participating in the distribution, each person, if any, who controls the Company, such underwriter or such other person and each of the foregoing person’s respective officers, directors, employees, partners, members, attorneys, advisors, agents or other representatives (a “Company Indemnified Party”) from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which any such Company Indemnified Party may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, but, in each case, only to the extent of such information relating to such Holder and provided in writing by such Holder, and each such Holder will reimburse such Company Indemnified Party promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder. The indemnity agreement contained in this subsection 2.8.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

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2.8.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.8.1 or 2.8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.8.1 or 2.8.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.8.1 or 2.8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement if such settlement or judgment requires an admission of fault or culpability on the part of the indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.8.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

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2.8.5 Notwithstanding anything to the contrary hereunder, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.8 from any person or entity who was not guilty of such fraudulent misrepresentation.

2.9 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

2.9.1 prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such Registration Statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to twelve (12) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed, and, in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such twelve (12) month period shall be extended for up to three (3) years, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold.

2.9.2 subject to the suspension rights set forth in Section 2.3 and 2.5, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement.

2.9.3 use commercially reasonable efforts to furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, and any amendments or supplements to such a prospectus, without charge to the holders of Registrable Securities included in such registration and in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

2.9.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.9.5 notify each holder of Registrable Securities covered by such Registration Statement as promptly as reasonably practicable, but in any event within three (3) Business Days, of: (i) such Registration Statement becoming effective; (ii) such time as any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order; and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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2.9.6 cause all Registrable Securities registered pursuant to this Section 2 to be listed on each securities exchange on which Ordinary Shares are then listed.

2.9.7 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.9.8 furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2 at such Holder’s expense, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2.2 or Section 2.3, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.9.9 in the case of an underwritten offering involving gross proceeds in excess of $50.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the underwriter.

2.9.10 the Company shall enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

2.10 Obligations of the Holders. Without limiting the foregoing, no Holder may participate in any underwritten offering hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company (in the case of a piggyback offering) or the Initiating Holders (in the case of a demand registration offering) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

2.11 Assignment of Registration Rights. Other than as set forth in Section 2.12 or Section 4, any of the Major Shareholders may assign and/or transfer its rights, wholly or partially, to cause the Company to register Ordinary Shares pursuant to this Section 2 to a transferee of all or any part of its Registrable Securities. In addition, any Holder may transfer and/or assign his right, wholly or partially, to transferees of Ordinary Shares that are Registrable Securities of the Company. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee shall execute a Joinder Agreement as required by Section 5.4 below.

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2.12 Market Stand-off. All Holders participating in an underwritten offering of Registrable Securities pursuant to this Agreement agree that any Registrable Securities owned by them may be subject to a customary “lock-up” restricting sales, pledges or other dispositions for up to ninety (90) days from the date of the final prospectus used in connection with any underwritten offering pursuant to Section 2 above by the Company in which the Company complied with Section 2.2, and each such Holder hereby makes, constitutes and appoints the Company and each of its officers, acting alone, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to enter into and execute customary “lock-up” agreements with respect to all Ordinary Shares or securities convertible into, or exercisable for, Ordinary Shares (with such officers being empowered to determine the customary nature of such lockup), as applicable, (held immediately prior to the launch of such offering) and such Holder shall thereby be required to abide by such “lock-up” period of up to ninety (90) days as is required by the managing underwriter(s) in such registration; provided that such obligation shall only apply where all officers and directors are similarly bound. The foregoing provisions of this Section 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement in connection with such offering or any shares of the Company acquired in such offering or acquired in open market transactions after such offering.

2.13 Public Information. The Company shall make publicly available such information as is necessary to enable the Holders to make sales of Registrable Securities pursuant to Rule 144 to the extent such rule is available to Holders at such time. Without limiting the foregoing, in order to enable the Shareholders to sell the Ordinary Shares under Rule 144, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

2.14 Form F-3 Eligibility. The Company shall, after becoming eligible to use Form F-3, use its reasonable best efforts to remain so eligible (it being understood that the Company will not be required to issue additional capital stock to maintain a minimum public float).

2.15 Removal of Legends. Upon Rule 144 becoming available for the resale of any Registrable Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions and expiration of any lock-up agreement applicable to such Ordinary Shares, the Company shall cause Company counsel to issue to a transfer agent the legal opinion referred to in the Irrevocable Transfer Agent Instructions. Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. At such time, the Company will no later than two (2) trading days (such second (2nd) trading day, the “Legend Removal Date”) deliver or cause to be delivered to such Shareholder a certificate representing such Ordinary Shares that is free from all restrictive and other legends. Certificates for Ordinary Shares subject to legend removal hereunder may be transmitted by a transfer agent to the Shareholders by crediting the account of the Shareholder’s prime broker with Depository Trust Company as directed by such Shareholder.

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2.15.1 Irrevocable Transfer Agent Instructions. Following completion of the Business Combination, the Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in substantially the form of Exhibit B attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this subsection 2.15.1 (or instructions that are consistent therewith) and instructions related to the lock-up agreement contained herein will be given by the Company to its transfer agent in connection with this Agreement, and that the Ordinary Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents and applicable law. The Company acknowledges that a breach by it of its obligations under this subsection 2.15.1 will cause irreparable harm to a Shareholder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this subsection 2.15.1 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this subsection 2.15.1, that a Shareholder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

2.15.2 Acknowledgement. Each Shareholder hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Ordinary Shares or any interest therein without complying with the requirements of the Securities Act. Both the Company and its transfer agent, and their respective directors, officers, employees and agents, may rely on this subsection 2.15.2 and each Shareholder hereunder will indemnify and hold harmless each of such persons from any breaches or violations of this subsection 2.15.2.

3. Sponsor Registration Statement

3.1 With respect to the Sponsor Warrants and Sponsor Shares (jointly, the “Sponsor Securities”), the following provisions shall apply instead of Section 2.2, Section 2.3, Section 2.4 and Section 2.5. The Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Sponsor Securities (the “Sponsor Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Sponsor Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Sponsor Securities in the Sponsor Registration Statement are contingent upon the Sponsor furnishing in writing to the Company such information regarding the Sponsor, the securities of the Company held by the Sponsor and the intended method of disposition of the Sponsor Securities as shall be reasonably requested by the Company to effect the registration of the Sponsor Securities, and the Sponsor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. For purposes of clarification, any failure by the Company to file the Sponsor Registration Statement by the Filing Deadline or to effect such Sponsor Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Sponsor Registration Statement as set forth above in this Section 3.

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3.2 The Company shall, upon reasonable request, inform the Sponsor as to the status of the registration effected by the Company pursuant to this Section 3. At its expense the Company shall:

3.2.1 except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Sponsor Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Sponsor, and to keep the applicable Sponsor Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Sponsor ceases to hold any Sponsor Securities, and (ii) the date all Sponsor Securities held by the Sponsor may be sold without restriction under Rule 144 and 145, including any volume and manner of sale restrictions under Rule 144 and 145 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

3.2.2 advise the Sponsor as expeditiously as possible, but in any event within five (5) Business Days:

(a)	when the Sponsor Registration Statement or any post-effective amendment thereto has become effective;

(b)	of the issuance by the SEC of any stop order suspending the effectiveness of the Sponsor Registration Statement or the initiation of any proceedings for such purpose; and

(c)	of the receipt by the Company of any notification with respect to the suspension of the qualification of the Sponsor Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

3.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Sponsor Registration Statement as soon as reasonably practicable;

3.2.4 upon the occurrence of any event that requires the making of any changes in the Sponsor Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Sponsor Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Sponsor Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Sponsor Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

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3.2.5 Notwithstanding anything to the contrary in this Agreement, the Company shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions or obtain comfort letters in connection with any sales of the Sponsor Securities under the Sponsor Registration Statement in an underwritten offering.

3.3 Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Sponsor Registration Statement, and from time to time to require the Sponsor not to sell under the Sponsor Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s Board reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Company in the Sponsor Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Sponsor Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Sponsor Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Sponsor Registration Statement on more than two occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Sponsor Registration Statement is effective or if as a result of a Suspension Event the Sponsor Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Sponsor agrees that (i) it will immediately discontinue offers and sales of the Sponsor Securities under the Sponsor Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Sponsor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Sponsor will deliver to the Company or, in the Sponsor’s sole discretion destroy, all copies of the prospectus covering the Sponsor Securities in the Sponsor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Sponsor Securities shall not apply (i) to the extent the Sponsor is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

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4. Lock-Up.

4.1 Lock-up. Subject to Section 4.2, (i) all Holders agree that they shall not Transfer any Holder Lock-up Shares or any instruments exercisable or exchangeable for, or convertible into, Holder Lock-up Shares until the end of the Holder Lock-up Period (ii) the Sponsor agrees that it shall not Transfer any Sponsor Lock-up Warrants until the end of the Sponsor Lock-up Warrants Period nor any Sponsor Shares, or any instruments exercisable or exchangeable for, or convertible into, Holder Lock-up Shares until the end of the Sponsor Lock-up Period; and (iii) the Company Founders agree that they shall not Transfer any Company Founder Shares or any instruments exercisable or exchangeable for, or convertible into, Company Founder Shares until the end of the Company Founder Lock-up Period (collectively, the “Lock-up”).

4.2 Permitted Transfers.

4.2.1. Notwithstanding the provisions set forth in Section 4.1, each Holder, each Company Founder and each of their Permitted Transferees may Transfer the Holder Lock-up Shares, the Sponsor Lock-up Warrants or the Company Founder Shares, as applicable, during the Holder Lock-up Period or the Company Founder Lock-up Period, as applicable, (a) if such Holder or Company Founder is an individual, (i) to an immediate family member, a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (ii) by will, testamentary document, intestacy or by virtue of laws of descent and distribution upon the death of such Holder or Company Founder, or (iii) pursuant to a qualified domestic relations order or in connection with a divorce settlement or any related court order, (b) if such Holder is a corporation, limited liability company, partnership, trust or other entity, to any shareholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of such Holder, (c) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, (d) consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company as of immediately prior to such consolidation, merger or other similar transaction ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, (e) if such Shares were acquired by such Holder or Company Founder in open market transactions following the date hereof, (f) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase Ordinary Shares held by such Holder or Company Founder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise; provided that any Ordinary Shares issued upon exercise of such option or other rights shall remain subject to the terms of this Agreement; or (g) in connection with the conversion or reclassification of the outstanding preferred shares held by such Holder or Company Founder into Ordinary Shares in connection with the closing of the Merger; provided that any such Ordinary Shares received upon such conversion or reclassification shall remain subject to the provisions of this Agreement; provided, however, that, in the case of clauses (a) and (b), such transferees shall execute a Joinder Agreement; and provided further with respect to clauses (a) and (b), that any such transfer shall not involve a disposition for value.

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4.2.2 Notwithstanding anything to the contrary herein, the Sponsor and the Company Founders may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) after the date of this Agreement relating to the sale of any Sponsor Lock-up Warrants, Sponsor Shares, or Company Founder Shares, as applicable, provided that the securities subject to such plan may not be transferred until after the expiration of the Sponsor Lock-up Warrants Period, Sponsor Lock-up Period or Company Founder Lock-up Period, as applicable; provided further, that no filing by the undersigned, the Company or any other person under the Exchange Act or other public announcement in connection with the establishment or existence of such plan shall be required or shall be made voluntarily prior to the expiration of such Sponsor Lock-up Warrants, Sponsor Shares, or Company Founder Shares, as applicable.

5. Miscellaneous.

5.1 Effectiveness; Termination of Previous Agreement. This Agreement shall become effective as of the Closing and prior thereto shall be of no force or effect. If the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect, and the Previous Sponsor Agreement shall remain in full force and effect in accordance with its terms with respect to the parties thereto. Effective as of the Closing, this Agreement shall supersede and replace in its entirety the terms and conditions of the Previous Sponsor Agreement, which Previous Sponsor Agreement shall be automatically terminated and canceled in their entirety and shall be null and void and of no further force or effect.

5.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.3 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved solely and exclusively in the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware, and each of the parties hereby submits irrevocably to the jurisdiction of such court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein (including Section 4.1), the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Except as expressly permitted under Section 2.11 above, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (a) assignments and transfers between the Major Shareholders, as the case may be, and (b) assignments and transfers from a Shareholder to any other entity which controls, is controlled by, or is under common control with, such Shareholder, and as to any Shareholder which is a partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner (collectively “Permitted Transferees”). Notwithstanding the foregoing, (a) any Permitted Transferee shall, in connection with their purchase of Ordinary Shares, execute a Joinder Agreement to be entered into between the Company and such Permitted Transferee at the time of the applicable transfer, pursuant to which such Permitted Transferee shall be deemed to be a party to this Agreement, and (b) any other person owning or acquiring Registrable Securities of the Company may, at the Company’s request, execute a Joinder Agreement with the Company, pursuant to which such person shall be deemed to be a party to this Agreement. Unless otherwise noted in the applicable Joinder Agreement, each Permitted Transferee shall be deemed a Holder.

5.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreement and understanding, both oral and written between parties with respect to the subject matter of this Agreement, including the Previous Sponsor Agreement. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the Major Shareholders holding a majority of the Registrable Securities provided that in the event any such amendment or waiver would be adverse to the rights or obligations of the Sponsor, the prior written consent of the Sponsor will also be required.

5.6 Termination. This Agreement will automatically terminate upon the earlier to occur of (i) any acquisition of the Company, including by way of merger or consolidation, after the Business Combination, or (ii) the date as of which there shall be no Registrable Securities outstanding.

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5.7 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered mail, postage prepaid, or otherwise delivered by electronic mail, hand or by messenger, addressed to such party’s address as set forth in the shareholders register maintained by the Company or at such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.7 shall be effective (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-Business Day, on the first Business Day following transmission and electronic confirmation of receipt.

5.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

5.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

5.10 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law.

5.11 Aggregation of Shares. All Ordinary Shares held by affiliated entities or persons (and for the avoidance of doubt, the Ordinary Shares held by each of the entities set forth on Schedule 1 which are grouped under a titled group) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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5.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

5.13 Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have signed this Investors Rights Agreement as the date first hereinabove set forth.

REE Automotive Ltd.

By:
Name:
Title:

[Signature Pages Continue]

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Company Founders:

Name: Daniel Barel

Address: [●]

Name: Ahishay Sardes

Address: [●]

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Shareholders:

Name: Hari Nair

Address: [●]

Name: Ari Raved

Address: [●]

Name: Arie Yehuda Shteinberg

Address: [●]

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Shareholders:

Name: Hans Thomas

Address: [●]

Name: David Weisburd

Address: [●]

Name: Guhan Kandasamy

Address: [●]

Name: Oliver Wriedt

Address: [●]

Name: Christopher Jurasek

Address: [●]

Name: Sigurgeir Orn Jonsson

Address: [●]

Name: Woodrow H. Levin

Address: [●]

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Shareholders:

[●]
By:
Name:
Title:

Address:

[●]
By:
Name:
Title:

Address:

[●]
By:
Name:
Title:

Address:

[●]
By:
Name:
Title:

Address:

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10X Capital Venture Acquisition Corp.

By:
Name:
Title:	Authorized Signatory

Address: [●]

10X Capital SPAC Sponsor I LLC

By:
Name:
Title:	Authorized Signatory

Address: [●]

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Major Shareholders

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Exhibit A

Form of Joinder Agreement

[Date]

Reference is hereby made to the Amended and Restated Investors’ Rights Agreement, dated [____], 2021 (the “IRA”), by and between REE Automotive Ltd, a private company organized under the laws of the State of Israel, the number of which is 514557339 (the “Company”), and the Shareholders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the IRA.

Pursuant to Section 5.3 of the IRA, each of the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the IRA as if it were an original signatory thereto and hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a party thereto as the case may be, under the IRA. All references in the IRA to the “Shareholders”, “Holders” or “Major Shareholders”, as the case may be, shall hereafter include each of the undersigned and their respective successors, as applicable.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as the Company, the Shareholders or any undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Joinder Agreement shall be resolved solely and exclusively in the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware, and each of the parties hereby submits irrevocably to the jurisdiction of such court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS JOINDER AGREEMENT.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date herein above set forth.

The Company:

REE Automotive Ltd.

By:	By:	[ ]
Title:	Title:	[ ]
Address
[Permitted Transferees]:

[ ]
By:

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Exhibit B

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

As of _________, ____

[Insert Name of Transfer Agent]

[Address]

[Address]

Attn: _________________

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Investors’ Rights Agreement, dated as of _____________, ___ (the “Agreement”), by and among REE Automotive Ltd., a limited liability by shares Israeli company, the number of which is 514557339 (the “Company”), and the shareholders named on the signature pages thereto (collectively, and including permitted transferees, the “Holders”).

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time and the conditions set forth in this letter are satisfied), subject to any stop transfer instructions that we may issue to you from time to time, if any, to issue certificates representing shares of Common Stock upon transfer or resale of the Ordinary Shares (as defined in the Agreement).

You acknowledge and agree that so long as you have received written confirmation from the Company’s legal counsel that either (1) the Ordinary Shares have been sold in conformity with Rule 144 under the Securities Act (“Rule 144”) or (2) the Ordinary Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions within two (2) trading days of your receipt of a notice of transfer or Ordinary Shares, you shall issue the certificates representing the Ordinary Shares registered in the names of such Holders or transferees, as the case may be, and such certificates shall not bear any legend restricting transfer of the Ordinary Shares thereby and should not be subject to any stop-transfer restriction

Please be advised that the Holders are relying upon this letter as an inducement to enter into the Agreement and, accordingly, each Holder is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

REE AUTOMOTIVE Ltd.

By:
Name:
Title:

Acknowledged and Agreed:

[INSERT NAME OF TRANSFER AGENT]

By:
Name:
Title:

Date: _________________, ______

Exhibit C

CONFIDENTIAL

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of February 3, 2021, by and among (i) 10X Capital Venture Acquisition Corp, a Delaware corporation (“10X”), (ii) 10X Capital SPAC Sponsor I LLC, a Delaware limited liability company (“Sponsor”), a stockholder of 10X, and who holds less than 100% of the outstanding voting capital stock of 10X, (iii) REE Automotive Ltd., a corporation with limited liability organized under the laws of Israel (the “Company”), and (iv) the undersigned Company shareholders, each of whom is as of the date of this Agreement either a director or officer of the Company, or a Major Shareholder of the Company (as such term is defined in Sixth Amended Articles of the Company) or holder of Company Preferred Shares, and whom together hold less than 100% of the outstanding voting share capital of the Company (together with Sponsor, the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, 10X and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), whereby the parties intend to effect a business combination between 10X and the Company, on the terms and subject to the conditions set forth therein (the Merger, and all other transactions contemplated by the Transaction Agreements, including the Merger Agreement, collectively, the “Transactions”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, (i) all securities of 10X beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned”) by any Voting Party, including any and all securities of 10X acquired and held in such capacity subsequent to the date hereof (“10X Voting Shares”) and (ii) all securities of the Company Beneficially Owned by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (the “Company Voting Interests”).

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A hereto as follows:

a. Authority. If Voting Party is a legal entity it is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the applicable law of the jurisdiction of its organization, and Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized by all necessary action, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, including the transactions contemplated hereby, nor Voting Party’s compliance with the terms hereof and performance of his, her or its obligations hereunder, will, directly or indirectly (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement or (ii) result in the creation or imposition of any Lien upon the Voting Shares.

d. Ownership of Shares. Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) the Limited Liability Company Agreement of Sponsor, (B) the Securities Subscription Agreement, dated as of August 10, 2020, by and between 10X and Sponsor, (C) the Letter Agreement, dated as of November 24, 2020, by and among 10X, Sponsor and each of the Insiders (as such term is defined therein) and (D) the Sixth Amended Articles of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Other than the Voting Shares set forth on Annex A hereto, Voting Party does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Company Voting Interests or shares of common stock of 10X (“10X Common Stock”) or any security exercisable for or convertible into Company Voting Interests or shares of 10X Common Stock.

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder, to consummate the Transactions, including the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions.

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f. Sophistication. Voting Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of 10X and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Transaction Agreements and has independently and based on such information as the Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon the Company, 10X, any of their Affiliates or any of the respective Representatives of the foregoing. Voting Party acknowledges that 10X and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Voting Party acknowledges that the agreements contained herein with respect to the Voting Shares Beneficially Owned by Voting Party are irrevocable.

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

a. Each Voting Party shall, solely in his, her or its capacity as a SPAC Stockholder, during the term of this Agreement vote or cause to be voted all 10X Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of 10X at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of the SPAC Transaction Proposals (which may include an amendment of 10X’s governing documents to extend the outside date for consummating the Transactions, if applicable); and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving 10X, or (2) the issuance or acquisition of shares of capital stock or other equity securities of 10X (other than as contemplated by the Merger Agreement); (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of 10X under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of 10X’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of 10X (including any amendments to 10X’s certificate of incorporation or bylaws other than in connection with the Transactions).

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b. Each Voting Party shall, solely in his, her or its capacity as a shareholder of the Company, during the term of this Agreement and upon the request of the Company, promptly request in writing: (i) in accordance with Section 67(e) of the Sixth Amended and Restated Articles of Association of the Company dated August 26, 2020, that the shares of the Company be listed upon the Closing on Nasdaq, and (ii) in accordance with Section 14.2 of the Sixth Amended and Restated Articles of Association of the Company dated August 26, 2020, that all Company Preferred Shares held by such Voting Party be converted into Company Ordinary Shares (or the equivalent thereof, if the Company has more than one class of shares following the Closing). In addition, each Voting Party shall, solely in his, her or its capacity as a shareholder of the Company, during the term of this Agreement, (x) vote or cause to be voted all Company Voting Interests he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) execute a written consent or consents if the shareholders of the Company are requested to vote their voting interests through the execution of an action by written consent, in each case to the extent such Company Voting Interests are entitled to vote thereon pursuant to the Sixth Amended Articles of the Company: (i) in favor of the Company Transaction Proposals; (ii) against (A) any proposal or offer from any Person (other than 10X or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, or (2) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty of the Company or Merger Sub under the Merger Agreement; and (C) any action, proposal, transaction or agreement that would reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s or Merger Sub’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company charter documents), (iii) approval that (i) immediately prior to the Closing, each of the Founders of the Company, Mr. Daniel Barel and Mr. Ahishay Sardes (each a “Founder” and collectively, the “Founders”), in recognition of the Company’s achievements over the past year, and in particular the significant increase in the Company’s valuation and entering into of the Merger Agreement with the SPAC at a valuation significantly higher than the valuation in the Company’s previous investment, shall be granted an option, under the Company Plan (under the “capital gains route” pursuant to section 102 of the Israeli Tax Ordinance), to purchase up to 1,062,000 Ordinary Shares (each Founder up to 531,000 Ordinary Shares; which reflects in total an estimate of the Actual Number (as defined below)), at an exercise price per share equal to NIS 0.01 (the “Option”), and (ii) that the Option shall vest with respect to that number of shares equal to the Actual Number (as defined below) on the first business day following the Closing and the remaining portion of the Option that does not vest as of such time shall expire and terminate as of such time. “Actual Number” shall mean that number of Ordinary Shares of the Company representing 2.8% of the shares comprising the Fully Diluted Company Equity Securities (as defined in Exhibit D to the Merger Agreement) immediately following the Closing (after taking into account any redemption affected at the SPAC level and any forfeiture of shares issued to the Sponsor), which shall in no event be higher than the estimated number above; and (iv) immediately following the Closing, each Founder shall be issued a number of Class B Shares, for no consideration, equal to the number of Class A share that such Founder holds and underlying vested and unvested equity awards by such Founder.

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c. (1) Each of the undersigned holding Company Voting Interests (each, a “Company Holder”) hereby appoints the Company’s general counsel or secretary and any designee thereof, and each of them individually, and (2) each holder of 10X Common Stock (each, a “10X Holder”) hereby appoints Hans Thomas and David Weisburd and any designee of Mr. Thomas and Mr. Weisburd, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b) hereof and, in the case of each Company Holder, to provide the written consents specified in the first sentence of Section 3(b) hereof. This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of the Company, each Company Holder shall take, and at the request of 10X, each 10X Holder shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.

e. Each Company Holder will validly execute and deliver to the Company, on (or effective as of) the fifth (5th) day following the date that the notice of the Company Special Meeting is delivered by the Company, the voting proxy in substantially the form attached hereto as Exhibit A in respect of all of such Company Holder’s Company Voting Interests.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of 10X, (b) a Person holding more than 5% of the voting equity securities of the Company or 10X, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Voting Party, or (e) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to 10X and the Company, to be bound by all of the terms of this Agreement.

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6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Company Voting Interests, (ii) waives, and agrees not to assert or perfect or otherwise demand performance of, any and all preemptive rights, rights of first refusal, co-sale rights or any other rights to acquire any equity security of the Company or limit the ability of any other shareholder of the Company to transfer its equity securities of the Company or otherwise hinder of affect the ablity of the Company or any shareholder of the Company to consummate the Transactions, and (iii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

7. Redemption and Registration Rights. Each 10X Holder agrees not to exercise any right to redeem any 10X Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.

9. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of 10X or as a shareholder of the Company, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of 10X, the Company or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of 10X or the Company, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to 10X, the Company or their respective equityholders, as applicable. Voting Party shall not be responsible for the actions of 10X or the Company or the respective boards of directors of 10X or the Company (or any committee thereof), any subsidiary of 10X or the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing and Voting Party makes no representations or warranties with respect to the actions of any of the foregoing.

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10. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement and the Merger Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

13. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction, except to the extent that the laws of the State of Israel are mandatorily applicable. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

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b. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

c. Severability. The invalidity of any covenants, agreements, provisions or terms of this Agreement shall not affect the validity, force or effect of the remaining covenants, agreements, provisions or terms hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law. To the extent permitted by law, the parties hereto waive any provision of law that renders any covenant, agreement, provision or term of this Agreement invalid or unenforceable in any respect.

d. Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission (including ..pdf file, .jpeg file, Adobe Sign, or DocuSign) for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law.

e. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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g. No Ownership Interests. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company, 10X, or any holder of a proxy or power of attorney granted hereunder, any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Voting Shares shall remain vested in and belong to the Voting Parties. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

h. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

i. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the Transactions, on the terms and subject to the conditions set forth in the Transaction Agreements, including this Agreement and the Merger Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

10X:

10X CAPITAL VENTURE ACQUISITION CORP

By:
Name:
Title:

SPONSOR:

10X CAPITAL SPAC SPONSOR I LLC

By:
Name:
Title:

THE COMPANY:

REE AUTOMOTIVE LTD.

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

[INDIVIDUAL/ENTITY]

By:
[Signature]

Name:
[Print Name of Signatory]

Title:
[Print Title of Signatory]

11

CONFIDENTIAL

Annex A

Voting Interests

Company and Company Shareholders

Name	Address	Voting Interests

	[Ordinary Shares]	[Preferred Shares]
Company
[_________]
[_________]
[_________]
[_________]

10X and Sponsor

Name	Address	Voting Interests
		[Class A common stock	Class B common stock	Warrants (for Class A common stock)]

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Exhibit A

Proxy

Exhibit D

CONVERSION FACTOR

Capitalized terms used herein shall have the meaning assigned to such terms below under the heading “Definitions” and to the extent not otherwise defined, shall have the meaning assigned to such terms in the Agreement. The following describes the calculation of the Conversion Factor to be used in connection with the Stock Split following the Company Preferred Share Conversion.

Notwithstanding anything to the contrary herein or anywhere else in the Agreement, following the Stock Split and prior to the Merger taking effect, the Company will have such number of Fully Diluted Company Equity Securities equal to the Adjusted Equity Value divided by the Reference Price. As a result, the “Conversion Factor” shall mean the Adjusted Equity Value divided by the product of: (i) the Fully Diluted Company Equity Securities, multiplied by (ii) the Reference Price.

Based on the above: (i) each Company Ordinary Share outstanding after the Company Preferred Share Conversion but immediately before the Stock Split shall be split based on the Conversion Factor and following the Stock Split the holder thereof shall be entitled to hold that number of Company Ordinary Shares equal to the Conversion Factor in lieu of such Company Ordinary Share outstanding prior to the Stock Split; and (ii) each Company Option and Company Warrant outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or Company Warrant or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each, a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option or Company Warrant immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of Company Shares subject to the Company Option or Company Warrant immediately before the Split Effective Time multiplied by (2) the Conversion Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Share of such Company Option or Company Warrant immediately before the Split Effective Time by (2) the Conversion Factor; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Company Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the Company Plan and which satisfies the requirements of Section 102 of the ITO and any guidance of the ITA with respect thereof.

Definitions:

“Adjusted Equity Value” means the Equity Value plus the Aggregate Exercise Price.

“Aggregate Exercise Price” means the aggregate exercise price applicable to all Company Options and Company Warrants counted in the Fully Diluted Company Equity Securities.

“Equity Value” means an amount equal to: (i) $3,000,000,000; plus (ii) $35,457,000.

“Fully Diluted Company Equity Securities” means (a) the Company Shares outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Share Conversion immediately prior to the Effective Time) and (b) the Company Ordinary Shares that, immediately prior to the Effective Time, are issuable upon the exercise of Company Options and Company Warrants (whether or not vested or currently exercisable) in each case outstanding as of immediately prior to the Effective Time, including for the avoidance of doubt all Company Options granted to certain founders of the Company immediately prior to the Effective Time and excluding for the avoidance of doubt Company Ordinary Shares subject to any other Company Option or Company Warrant that was exercised or terminated prior to the Effective Time, provided, however, in each case excluding Class B Ordinary Shares of the Company that have only voting rights.

“Reference Price” means $10.00.

Exhibit E

SPAC LETTER AGREEMENT

This SPAC LETTER AGREEMENT (this “Agreement”), dated as of February 3, 2021, is made and entered into by and among REE Automotive Ltd., a company organized under the laws of the State of Israel (the “Company”), 10X Capital Venture Acquisition Corp, a Delaware corporation (“10X”), and each Insider (as defined below) (each individually a “Party” and collectively the “Parties”), in respect of and in reference to that certain Letter Agreement dated November 24, 2020 (the “Insider Letter”), among 10X, 10X Capital SPAC Sponsor I LLC, a Delaware limited liability company (“Sponsor”), and each of the Insiders (as such term is defined therein, the “Insiders”).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, 10X, the Company, and certain other persons party thereto, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Transaction Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, a direct, wholly-owned subsidiary of the Company will merge with and into 10X (the “Merger”) with 10X surviving as a direct, wholly-owned subsidiary of the Company;

WHEREAS, as of the date hereof, Sponsor and each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of shares of Class A common stock, par value $0.0001, of 10X (“Class A Common Stock”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of shares of Class A Common Stock set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, and (iii) the number of shares of Class B common stock, par value $0.0001, of 10X (“Class B Common Stock”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit;

WHEREAS, as part of the Merger, effective as of and contingent upon the Closing (as such term is defined in the Transaction Agreement), all shares of Class B Common Stock will convert into shares of Class A Common Stock and then each share of Class A Common Stock will be converted, by operation of law, into the same number of Class A Ordinary Shares, nominal value NIS 0.01, of the Company (“Class A Ordinary Shares”);

WHEREAS, each of the Parties desires to enter into and deliver this Agreement to facilitate the Merger and related transactions, and to clarify and amend the Insider Letter, in each case on the terms and subject to the conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:

1. Insider Letter. Each capitalized term used in this Section 1 and not defined in this Agreement shall have the meaning assigned thereto in the Insider Letter. 10X, Sponsor and each Insider hereby agree as follows:

(a) The Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations, including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Merger shall constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1.

(b) The Insider Letter provides in Section 3 thereof for certain restrictions on transfer of any Units, shares of Common Stock (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, during the period ending May 23, 2021. The entry into and performance of the Transaction Agreement and the agreements delivered in connection therewith or contemplated thereby, including this Agreement, and the conversion of the shares of Class A Common Stock and Class B Common Stock into Class A Ordinary Shares in connection with the Merger, are hereby permitted by, and shall not constitute a breach or violation of, Section 3 of the Insider Letter.

(c) The Insider Letter provides in Section 7 thereof for certain restrictions on Transfer of Founder Shares and shares of Class A Common Stock issued upon conversion thereof until the expiration of certain time periods or the happening of certain prior events. Notwithstanding, and in precedence to, the Insider Letter, from and after the time and date of the Merger, (i) references in the Insider Letter to the Class A Common Stock and Class B Common Stock (including by reference to Units, Founders Shares and Warrants, among other things) shall include the Class A Ordinary Shares issued upon conversion of such shares of Class A Common Stock and Class B Common Stock in connection with the Merger, and (ii) the number of shares of Class A Common Stock and Class B Common Stock of Sponsor and each Insider set forth opposite such person’s name on Exhibit A attached hereto (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing), shall no longer be subject to the restrictions on transfer set forth in the Insider Letter, but shall instead be subject to the restrictions on transfer set forth in the Amended and Restated Investors’ Rights Agreement, dated as of February 3, 2021, by and among REE Automotive Ltd. and the certain shareholders party there, to which such Insider is a party.

(d) If, between the Closing and a Liquidation Event, the outstanding Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding Class A Ordinary Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Class A Ordinary Shares will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1 shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, the Merger contemplated by the Transaction Agreement shall not constitute an event requiring an equitable adjustment hereunder.

2. Anti-Dilution Adjustment Waiver.

(a) Sponsor, as the holder of all of the outstanding shares of Class B Common Stock, hereby waives on behalf of the holders of all shares of Class B Common Stock, pursuant to and in compliance with the provisions of the Amended and Restated Certificate of Incorporation of 10X (the “Charter”), (i) the adjustment to the conversion ratio set forth in Section 4.3(b) of the Charter (the “Conversion Ratio Adjustment”) that will result from the PIPE Investment (as such term is defined in the Transaction Agreement), but only to the extent that the Conversion Ratio Adjustment would result in the conversion of all shares of Class B Common Stock into a total number of shares of Class A Common Stock in excess of the sum of (such sum, the “Sum”) (A) 5,031,250, which reflects the total number of shares of Class B Common Stock being converted plus (B) 2,900,000 (and such partial waiver of the Conversion Ratio Adjustment shall apply only with respect to the number of shares of Class A Common Stock resulting from such conversion that are in excess of such Sum), and (ii) any rights to other anti-dilution protections with respect to the shares of Class B Common Stock (or the Class A Common Stock issued upon conversion thereof) that will result from the consummation of the Merger. By way of example, if (i) immediately prior to the Merger there are 5,031,250 shares of Class B Common Stock outstanding and (ii) more than 11,600,000 shares of Class A Common Stock are issued in connection with the PIPE Investment, then immediately prior to the Merger each share of Class B Common Stock will automatically be converted into 1.5763975 shares of Class A Common Stock (7,931,250 divided by 5,031,250), provided that, after aggregating all such shares of Class A Common Stock, the fraction of a share that would otherwise result from such conversion ration shall be rounded down to the nearest whole share.

(b) The Sponsor agrees that, as of the Closing, 1,500,000 of the shares of Class A Common Stock converted pursuant to Section 2(a) above shall be unvested and shall be subject to forfeiture provisions set forth in this Section 2(b) (the “Unvested Shares”). On the second Business Day following the Merger, Sponsor hereby agrees to forfeit and surrender to the Company the Forfeited Shares without consideration therefor and the Forfeited Shares shall be automatically cancelled for no consideration.

(c) For the purpose of this Agreement, “Forfeited Shares” shall mean a number of Class A Ordinary Shares equal to (i) 1,500,000 if the First Trading Day Price is less than $13.00, (ii) 1,000,000 if the First Trading Day Price equals or exceeds $13.00 but is less than $16.00, (iii) 500,000 if the First Trading Day Price equals or exceeds $16.00 but is less than $20.00, and (iv) 0 if the First Trading Day Price equals or exceeds $20.00.

(d) For the purposes of this Agreement, “First Trading Day Price” shall mean the volume weighted average price at which the registered Class A Ordinary Shares trade during the course of the first day on which such shares trade on the Nasdaq Stock Market exchange following the Merger.

(e) Prior to the Merger and following the approval by the number of shares of Class A Common Stock required for such an amendment, 10X shall amend the Charter to provide for the automatic conversion of all shares of Class B Common Stock into Class A Common Stock immediately prior to the Merger with an amended Conversion Ratio Adjustment that reflects the partial waiver of the Charter’s existing Conversion Ratio Adjustment as agreed to in this Section 2.

3. No Redemption. The Sponsor and each Insider agrees not to redeem any of its shares of 10X in connection with the Merger.

4. Acknowledgment. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Such Party has had the opportunity to read the Transaction Agreement, this Agreement and the Insider Letter and has had the opportunity to consult with its tax and legal advisors in respect thereof.

5. Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby.

6. Governing Law. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

7. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

8. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.

9. Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware. Without limiting the foregoing, each of the Parties acknowledges and agrees that the Company is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.

10. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.

11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as such term is defined in the Transaction Agreement) following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this Section 12):

(a)	If to 10X or the Company, to their respective addresses of record under the Transaction Agreement;

(b)	If to the Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter.

13. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

14. Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Letter, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have each caused this SPAC Letter Agreement to be duly executed as of the date first written above.

THE COMPANY:	REE AUTOMOTIVE LTD.

By:
Name:
Title:

10X:	10X CAPITAL VENTURE ACQUISITION CORP

By:
	Name:	Hans Thomas
	Title:	Chief Financial Officer

SPONSOR:	10X CAPITAL SPAC SPONSOR I LLC

By:
	Name:	Hans Thomas
	Title:	Managing Member

INSIDERS:
HANS THOMAS, individually

DAVID WEISBURD, individually

GUHAN KANDASAMY, individually

OLIVER WRIEDT, individually

CHRISTOPHER JURASEK, individually

SIGURGEIR ORN JONSSON, individually

WOODROW H. LEVIN, individually

[Signature Page to SPAC Letter Agreement]

By execution and delivery hereof, the undersigned, being the “Representative” under that certain Underwriting Agreement dated November 24, 2020, between 10X Capital Venture Acquisition Corp and the undersigned (the “Underwriting Agreement”), hereby consents to the amendments to the “Insider Letter” (as such term is defined in the Underwriting Agreement) effected by this SPAC Letter Agreement, including pursuant to Sections 2.22.1, 3.28 and 7.3 of the Underwriting Agreement

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

[Consent to SPAC Letter Agreement ]

EXHIBIT A

Name	Number of shares of Class A Common Stock Currently Held	Number of shares of Class A Common Stock Issuable Upon exercise of Warrants Currently Held	Number of shares of Class B Common Stock Currently Held	Number of Restricted Shares
Sponsor:
10X Capital SPAC Sponsor I LLC	0	5,500,000	5,031,250	0
Insiders:
Hans Thomas	0	0	0	0
David Weisburd	0	0	0	0
Guhan Kandasamy	0	0	0	0
Oliver Wriedt	0	0	0	0
Christopher Jurasek	0	0	0	0
Sigurgeir Orn Jonsson	0	0	0	0
Woodrow H. Levin	0	0	0	0